                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-69279


            Prospectus Supplement to Prospectus dated May 25, 1999.

                                  $160,000,000

                         NiSource Capital Markets, Inc.

                   Puttable Reset Securities PURS/SM/ due 2010

                               ----------------

                 Entitled to the Benefit of a Support Agreement
             Providing for the Payment of Principal and Interest by
                                 NiSource Inc.

                               ----------------

  Until September 28, 2000, NiSource Capital Markets, Inc. will pay interest on the PURS on October 28, 1999, January 28, 2000, April 28, 2000, July 28, 2000 and September 28, 2000. Until September 28, 2000, the annual interest rate on the PURS will be reset on each interest payment date to the applicable LIBOR rate plus 1.25%.

  On September 28, 2000, one of two things will happen. Either (1) Goldman, Sachs & Co., on behalf of itself and Barclays Bank PLC, will exercise the option to purchase all of the outstanding PURS from the holders, or (2) NiSource Capital Markets, Inc. will repurchase all of the outstanding PURS, except for PURS held by holders who have elected to continue to hold their PURS by giving proper notice to the Trustee (provided that the holders of at least 10% of the outstanding PURS have so elected). If either Goldman, Sachs & Co., on behalf of itself and Barclays Bank PLC, has exercised the option to purchase the PURS or holders of at least 10% of the outstanding PURS have elected to continue to hold their PURS, then the interest rate will be reset by the calculation agent. The new rate will be a fixed rate determined on the basis of certain bids the calculation agent will request from various dealers as described in this prospectus supplement.

  The PURS will be issued only in denominations of $1,000 and integral multiples of $1,000. The PURS will be entitled to the benefits of a support agreement between NiSource Capital Markets, Inc. and its parent, NiSource Inc., providing for the payment of principal and interest in the event of a default by NiSource Capital Markets, Inc.

  Investing in the PURS involves risks. See "Risk Factor" on page S-3.

                               ----------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                                                         Per PURS     Total
                                                         --------  ------------
Initial public offering price...........................  99.976%  $159,961,600
Underwriting discount...................................   0.250%  $    400,000
Proceeds, before expenses, to NiSource Capital Markets,
 Inc.................................................... 101.556%  $162,489,600

  The initial public offering price set forth above does not include accrued interest, if any. Interest on the PURS will accrue from September 28, 1999 and must be paid by the purchaser if the PURS are delivered after September 28, 1999. The proceeds to NiSource Capital Markets, Inc. set forth above include a payment by each of Goldman, Sachs & Co. and Barclays Bank PLC for the call option they will have with respect to the PURS.

                               ----------------

  The underwriters expect to deliver the PURS in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on September 28, 1999.
--------
*PURS is a service mark of Goldman, Sachs & Co.

Goldman, Sachs & Co.                                            Barclays Capital

                               ----------------

                Prospectus Supplement dated September 23, 1999.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

  You should read this prospectus supplement along with the prospectus that accompanies it. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus is accurate as of the dates on these documents, and you should not assume that it is accurate as of any other date.

                          FORWARD-LOOKING INFORMATION

  Certain matters discussed in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the securities laws. Forward-looking statements include terms such as "may," "will," "expect," "believe," "plan" and other similar terms. We caution that, while we believe those statements to be based on reasonable assumptions and make them in good faith, actual results may differ materially from those assumptions, and the expectations set forth in the forward-looking statements that we derived from those assumptions may not be realized. You should be aware of important factors that could have a material impact on future results. These factors include:

  . the weather

  . the federal and state regulatory environment

  . year 2000 issues

  . the economic climate

  . regional, commercial, industrial and residential growth in our utility businesses' service territories

  . customers' usage patterns and preferences

  . the speed and degree to which competition enters the utility industry

  . changing conditions in the capital and equity markets

  . whether, when and on what terms the proposed acquisition of Columbia
    Energy Group by NiSource Inc. ("NiSource") may be consummated and other uncertainties, all of which are difficult to predict, and many of which are beyond our control. These and other factors are discussed in more detail in NiSource's Form 10-K, Forms 10-Q and other reports, which NiSource files with the Securities and Exchange Commission.

                                 THE COMPANIES

NiSource

  NiSource is an energy and utility-based holding company that provides electric energy, natural gas and water to the public through ten wholly-owned regulated subsidiaries. Through these and other subsidiaries, NiSource also provides utility-related services such as installing, repairing and maintaining underground pipelines, and locating and marking utility lines. In addition, NiSource has a number of wholly-owned non-regulated subsidiaries that provide energy and utility services, such as energy marketing and trading, power generation, and gas transmission, supply and storage. NiSource was incorporated under the laws of Indiana in 1987 under the name "NIPSCO Industries, Inc." On April 14, 1999, the company's name was changed to "NiSource Inc."

Capital Markets

  NiSource Capital Markets, Inc. ("Capital Markets") is a wholly-owned subsidiary of NiSource that engages in financing activities to generate funds for NiSource and for certain of its subsidiaries. Capital Markets was incorporated under the laws of Indiana in 1989 under the name "NIPSCO Capital Markets, Inc." On April 21, 1999, the company's name was changed to "NiSource Capital Markets, Inc."

                               RECENT DEVELOPMENT

  On June 7, 1999, NiSource announced that it had offered to acquire Columbia Energy Group for approximately $5.7 billion, or $68 per share, in cash. Columbia Energy Group rejected the offer, and on June 25, 1999, NiSource commenced a tender offer for all outstanding shares of common stock of Columbia Energy Group at $68 per share in cash. The terms and conditions of NiSource's tender offer are set forth in its offer to purchase dated June 25, 1999, as amended, and the related letter of transmittal. You may read and copy the offer to purchase, letter of transmittal and related information at the SEC's Public Reference Room and its World Wide Web site described under "Available Information" in the accompanying prospectus. Columbia Energy Group's board of directors has recommended that Columbia Energy Group's shareholders reject NiSource's tender offer and not tender their shares. NiSource's tender offer currently expires on October 15, 1999, but NiSource may extend the expiration date. NiSource has stated its willingness to increase the offer price for a negotiated transaction. As of the date of this prospectus supplement, Columbia Energy Group has refused to negotiate with NiSource with respect to an acquisition transaction. NiSource's tender offer is subject to a number of uncertainties, and no assurance can be given as to whether, when or on what terms NiSource will acquire Columbia Energy Group.

  Columbia Energy Group is subject to the information and reporting requirements of the Securities Exchange Act and is required to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy reports, proxy statements and other information filed by Columbia Energy Group at the SEC's Public Reference Room and its World Wide Web site described under "Available Information" in the accompanying prospectus.

                                  RISK FACTOR

  This prospectus supplement does not describe all of the risks of an investment in the PURS. You should consult your own financial and legal advisors about the risks entailed by an investment in the PURS and the suitability of your investment in the PURS in light of your particular circumstances. You should also consider carefully, among other factors, the following risk:

Issuance of substantial amounts of additional debt upon completion of NiSource's proposed acquisition of Columbia Energy Group could adversely affect our credit ratings.

  NiSource has accepted a commitment letter under which Credit Suisse First Boston Corporation and Barclays Bank PLC have agreed, subject to specified conditions, to provide $6.0 billion to finance NiSource's proposed acquisition of Columbia Energy Group. Although no assurance can be given as to whether, when or on what terms NiSource will acquire Columbia Energy Group, if NiSource does acquire Columbia Energy Group, we expect that initially Capital Markets will borrow the funds needed to finance the acquisition. Moreover, if NiSource acquires Columbia Energy Group for more than the currently proposed $68 per share, we might need to obtain more than $6.0 billion of financing. Debt rating agencies are likely to lower their ratings of our debt in response to our incurrence of additional debt to acquire Columbia Energy Group. As a result of lower debt ratings, the interest rate which we pay on our debt may increase, and our ability to issue public debt may be hampered.

                                USE OF PROCEEDS

  Capital Markets expects the net proceeds from the sale of the PURS and the sale to Goldman, Sachs & Co. and Barclays Bank PLC of a call option with respect to the PURS to be approximately $162.3 million. Capital Markets intends to use these net proceeds to refinance short-term indebtedness incurred in connection with NiSource's acquisition of Bay State Gas Company in February 1999. At August 31, 1999, this short-term indebtedness had a weighted average interest rate of 5.58% per annum. Pending application of the net proceeds to refinance indebtedness, NiSource may invest those proceeds in short-term or marketable securities.

                            SELECTED FINANCIAL DATA

  The following table presents the selected consolidated financial data of NiSource for the five years ended December 31, 1998 and for the twelve months ended June 30, 1999. The selected consolidated financial data are derived from our consolidated audited financial statements for the periods presented and should be read in conjunction with the financial statements and their related notes incorporated by reference in the accompanying prospectus.

  On February 12, 1999, NiSource acquired Bay State Gas Company and its subsidiaries, and on April 1, 1999, NiSource acquired TPC Corporation. The selected consolidated financial data for the twelve months ended June 30, 1999 include operating results of Bay State Gas Company and TPC Corporation from their respective dates of acquisition. These newly acquired gas businesses record the bulk of their revenues during the winter heating season. This seasonality will result in a shift of earnings from the second and third quarters to the first and fourth quarters when compared to NiSource's historical financial results, assuming normal weather patterns. This anticipated earnings shift has resulted in a reduction in net income and earnings per share for the period July 1, 1999 to the date of this prospectus supplement as compared to the corresponding period in the prior year.

                                                                                       Twelve
                                                                                       Months
                                           Year Ended December 31,                      Ended
                         -----------------------------------------------------------  June 30,
                            1994        1995        1996        1997        1998       1999(1)
                         ----------- ----------- ----------- ----------- ----------- -----------
                                    (Dollars in thousands, except per share amounts)
Income Statement Data:
Operating Revenues
 Gas.................... $   741,856 $   697,734 $   915,759 $ 1,184,621 $ 1,209,775 $ 1,440,044
 Electric...............     994,492   1,030,923   1,022,231   1,184,590   1,426,600   1,299,818
 Water..................         --          --          --       60,743      83,979      90,313
 Products and
  Services..............      31,681      40,651      49,958     156,587     212,424     243,089
                         ----------- ----------- ----------- ----------- ----------- -----------
   Total Operating
    Revenues............ $ 1,768,029 $ 1,769,308 $ 1,987,948 $ 2,586,541 $ 2,932,778 $ 3,073,264
 Operating Margin.......   1,014,566   1,074,820   1,115,965   1,210,927   1,240,411   1,379,187
 Operating Income.......     353,452     381,877     386,308     410,553     421,506     462,883
 Net Income.............     163,987     175,465     176,734     190,849     193,886     203,222
 Weighted Average
  Common Shares
  Outstanding........... 129,640,078 126,562,354 122,381,500 123,849,126 120,778,077 121,166,275
 Basic Earnings per
  Weighted Average
  Common Share.......... $      1.24 $      1.36 $      1.44 $      1.54 $      1.60 $      1.67
 Diluted Earnings per
  Weighted Average
  Common Share..........        1.23        1.35        1.43        1.53        1.59        1.66
Dividends Declared per
 Share..................        0.74        0.80        0.86        0.92        0.98        1.01

--------
(1) Assuming NiSource acquired Bay State Gas Company on July 1, 1998, on a pro forma basis (unaudited), NiSource's consolidated results of operations for the twelve months ended June 30, 1999, including Bay State Gas Company, would have been as follows (in thousands): operating revenues: $3,304,150, operating income: $463,621 and net income: $189,844.

                                                                       As of
                                                                      June 30,
                                                                        1999
                                                                     ----------
Balance Sheet Data:
Total assets........................................................ $6,401,891
Short term borrowings (including current portion of long-term
 debt)..............................................................    657,419
Common shareholders' equity.........................................  1,369,127
Cumulative Preferred Stocks, excluding amounts due within one year
 Series without mandatory redemption provisions.....................     85,612
 Series with mandatory redemption provisions........................     55,185
Company-obligated mandatorily redeemable preferred securities of
 subsidiary trust holding solely Company debentures.................    345,000
Long Term debt (excluding amounts due within one year)..............  1,844,372
                                                                     ----------
   Total capitalization............................................. $3,699,296
                                                                     ==========

                                                                        Twelve
                                                                        Months
                                    Year Ended December 31,             Ended
                          -------------------------------------------- June 30,
                            1994     1995     1996     1997     1998     1999
                          -------- -------- -------- -------- -------- --------
Utility construction
 expenditures (including
 allowance for funds
 used during
 construction)..........  $202,545 $192,966 $207,881 $218,931 $245,825 $262,116

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth historical ratios of earnings to fixed charges for the periods indicated.

                                                                        Twelve
                                                                        Months
                                              Year Ended December 31,   Ended
                                              ------------------------ June 30,
                                              1994 1995 1996 1997 1998 1999(1)
                                              ---- ---- ---- ---- ---- --------
Ratio of Earnings to Fixed Charges........... 3.14 3.28 3.21 3.10 2.87   2.59

  For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of debt expense, the portion of rental expenses on operating leases deemed to be representative of the interest factor and preferred stock dividend requirements of consolidated subsidiaries.
--------
(1) Results for the twelve months ended June 30, 1999 are not necessarily indicative of results for the fiscal year ending December 31, 1999.

                              DESCRIPTION OF PURS

  The PURS will be a separate series of the Debentures described in the accompanying prospectus and will be issued under the Indenture described in the accompanying prospectus. Investors should read the accompanying prospectus for a detailed summary of additional provisions of the PURS and of the Indenture. The following summary of the particular terms of the PURS supplements the description of the Debentures in the accompanying prospectus. To the extent the descriptions are inconsistent, this prospectus supplement controls.

General

  The PURS will be limited to $160,000,000 aggregate principal amount. The PURS will be unsecured obligations of Capital Markets and will rank equally with all other unsecured and unsubordinated debt of Capital Markets. The PURS will be entitled to the benefits of a support agreement between Capital Markets and NiSource providing for the payment of principal and interest on the PURS by NiSource in the event of a default by Capital Markets. For a description of the support agreement, see "Description of the Support Agreement" in the accompanying prospectus.

  The PURS may be transferred or exchanged without any service charge at the corporate trust office of the Trustee in New York City, or at any other office or agency maintained by Capital Markets for that purpose.

  The PURS will mature on September 28, 2010 and are subject to earlier repurchase by Capital Markets as described under "--Put Option on the PURS" below. The PURS are not otherwise subject to redemption by Capital Markets and are not entitled to the benefit of any sinking fund. The PURS are, however, subject to purchase by Goldman, Sachs & Co. and Barclays Bank PLC upon exercise of the call option described below. Barclays Capital Inc. is the U.S. registered broker-dealer affiliate of Barclays Bank PLC. Barclays Capital Inc. will offer and sell the PURS as one of the underwriters and Barclays Bank PLC will be one of the holders of the call option.

  Interest will accrue on the principal amount of each PURS at the applicable rates described below, from and including September 28, 1999 to but excluding the date on which the principal amount is paid in full. From and including September 28, 1999 to but excluding September 28, 2000 (the "Reset Date"), the per annum interest rate in effect each day of an interest period will be equal to the Applicable LIBOR Rate described below plus 125 basis points (1.25%). The Chase Manhattan Bank will compute the Applicable LIBOR Rate and the interest rate on the PURS until the Reset Date. From September 28, 1999 until the Reset Date, there will be five interest periods on the PURS. The interest rate for the first interest period, beginning September 28, 1999, will be based on the one month LIBOR Rate. The interest rates for the next three interest periods, beginning October 28, 1999, January 28, 2000 and April 28, 2000, will be based on the three month LIBOR Rate. The interest rate for the fifth interest period, beginning July 28, 2000, will be based on the two month LIBOR Rate.

  Until the Reset Date, interest on the PURS will be payable in arrears on October 28, 1999 to holders of record on October 13, 1999, on January 28, 2000 to holders of record on January 13, 2000, on April 28, 2000 to holders of record on April 13, 2000, on July 28, 2000 to holders of record on July 13, 2000 and on September 28, 2000 to holders of record on September 13, 2000. The interest payment record date will differ from the record date for the exercise of the call option and the put option described below.
  If any interest determination date or interest payment date would otherwise be a day that is not a LIBOR business day, then interest will be reset or paid on the next succeeding LIBOR business day, as long as that next succeeding LIBOR business day is in the same calendar month. If the next succeeding LIBOR business day is in the next calendar month, the interest will be reset or paid on the immediately preceding LIBOR business day. A LIBOR business day is a day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York or the City of London are generally authorized to close.

  On the Reset Date, the interest rate on the PURS will be reset to a fixed rate determined as described under "--Reset of Interest Rate on the PURS" below. After the Reset Date, interest accrued on the PURS will be payable in arrears on March 28 and September 28 of each year, commencing on March 28, 2001, in each case to the holder of record on the March 13 or September 13 next preceding the interest payment date. Notwithstanding the foregoing, the interest rate on a particular PURS will not be reset if Capital Markets is obligated to repurchase that PURS on the Reset Date, and a reset scheduled to occur on the Reset Date may not occur because of a Market Disruption Event or a Failed Remarketing. See "--Reset of Interest Rate on the PURS" below.

  The "Applicable LIBOR Rate" means the rate for deposits in U.S. dollars having the relevant maturity that appears on the Telerate page 3750 as of 11:00 A.M., London time, on the relevant interest determination date. The relevant maturity for the interest period beginning on September 28, 1999 will be one month, the relevant maturity for the interest periods beginning on October 28, 1999, January 28, 2000 and April 28, 2000 will be three months, and the relevant maturity for the interest period beginning on July 28, 2000 will be two months. The interest determination date is the second day on which dealings in deposits in U.S. dollars are transacted in the London interbank market preceding September 28, 1999, October 28, 1999, January 28, 2000, April 28, 2000 or July 28, 2000, as the case may be. Telerate page 3750 means the display page so designated on the service operated by Bridge Telerate, Inc., or any other page or pages that may replace that page on that service or any other service that may be nominated by the British Banker's Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

  If the Applicable LIBOR Rate on an interest determination date does not appear on the Telerate page 3750, the Applicable LIBOR Rate will be determined by The Chase Manhattan Bank on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by The Chase Manhattan Bank at approximately 11:00 A.M., London time, on that interest determination date to prime banks in the London interbank market having the relevant maturity and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. The Chase Manhattan Bank will request the principal London office of each of those four major banks to provide a quotation of its rate. If at least two quotations are provided, the Applicable LIBOR Rate will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards) of those quotations. If fewer than two quotations are provided, the Applicable LIBOR Rate will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards) of the rates quoted by three major banks in New York City selected by The Chase Manhattan Bank at approximately 11:00 A.M., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks, having the relevant maturity and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. If the banks in New York City selected by The Chase Manhattan Bank are not quoting rates as mentioned above on the interest determination date, then the Applicable LIBOR Rate for the subsequent interest period will be the Applicable LIBOR Rate in effect on the interest determination date.

  The amount of interest for each day that a PURS is outstanding until, but not including, the Reset Date will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the PURS. The amount of interest to be paid on any PURS for any interest period until the Reset Date will be calculated by adding the daily interest amounts for each day in the interest period.

  If any interest, principal or other payment to be made in respect of the PURS (including any payment pursuant to the call option or any put option described below) would otherwise be due on a day that is not a business day (or, for payments due on or before the Reset Date, a LIBOR business day), payments may be made on the next succeeding day that is a business day (or LIBOR business day, as long as it is in the same calendar month), with the same effect as if payment were made on the due date. With respect to payments due on or before the Reset Date, if the next succeeding LIBOR business day is in the next calendar month, the payment will be due on the immediately preceding LIBOR business day.

  Capital Markets has agreed with Goldman, Sachs & Co. and Barclays Bank PLC, as holders of the call option, that Capital Markets will not cause or permit the terms or provisions of the PURS (or the Indenture, as it relates to the PURS) to be modified in any way without the prior written consent of Goldman, Sachs & Co. on behalf of the holders of the call option. Additionally, Capital Markets has agreed not to make open market or other purchases of the PURS prior to the Reset Date (except pursuant to the put option or in certain limited circumstances) without the prior written consent of Goldman, Sachs & Co. on behalf of the holders of the call option (which consent will be given after consultation with Barclays Bank PLC).

Call Option on the PURS

  Under the call option, Goldman, Sachs & Co. and Barclays Bank PLC (or any successor firms) (each, a "Call Option Holder") have the right to purchase all of the outstanding PURS, in whole and not in part, from the holders on the Reset Date at a price equal to 100% of the principal amount of PURS purchased, subject to Goldman, Sachs & Co., on behalf of the Call Option Holders, giving notice of their intention to purchase the outstanding PURS as described below. Whether or not the call option is exercised, Capital Markets will remain obligated to pay all accrued and unpaid interest on the PURS. Interest that becomes payable on the Reset Date will be payable to the holders of record on the corresponding interest payment record date, as provided in the PURS and the Indenture.

  To exercise the call option, Goldman, Sachs & Co. must give the holders notice of the Call Option Holders' intention to purchase the PURS in the manner described under "--Certain Notices" no later than the tenth "market day" prior to the Reset Date. A "market day" is a business day in the City of New York other than a day on which dealings in the U.S. Treasury bond market are generally not conducted. Goldman, Sachs & Co. has the sole authority to exercise the call option on behalf of both Call Option Holders, and Barclays Bank PLC may not exercise the call option independently of Goldman, Sachs & Co.

  In the event the call option is exercised, each holder will be obligated to sell to the Call Option Holders, and the Call Option Holders will be obligated to purchase from each holder, all the PURS held of record by the holder on the Reset Date at 100% of their principal amount. The sale and purchase of the PURS will be effected through the facilities of The Depository Trust Company. Each holder will be deemed to have automatically tendered its PURS for sale to Goldman, Sachs & Co. on behalf of the Call Option Holders on the Reset Date in accordance with applicable DTC procedures, subject to the holder's receipt of payment of the purchase price from the Call Option Holders on the Reset Date. Notwithstanding the exercise of the call option, a holder of record of PURS on the Reset Date will continue to be the record holder until the PURS are purchased by the Call Option Holders or paid by Capital Markets.

  If the call option is exercised, all PURS outstanding on the Reset Date will be subject to purchase by the Call Option Holders. This will be the case for every holder (and every beneficial owner) of PURS outstanding on the Reset Date, including those who acquire an interest in the PURS after Goldman, Sachs & Co. gives notice of the exercise of the call option or who are otherwise unaware that the call option has been exercised.

  If, on or before the Reset Date, an event of default under the Indenture (or an event that could become an event of default) occurs, or if Capital Markets modifies the terms or provisions of the PURS without the prior written consent of Goldman, Sachs & Co. on behalf of the Call Option Holders, Goldman, Sachs & Co. will be entitled to demand settlement of the call option, on behalf of the Call Option Holders and payment of an amount reflecting the fair market value of the call option, as determined pursuant to an agreement among Capital Markets, Goldman, Sachs & Co. and Barclays Bank PLC. If the call option is settled, the holders will be deemed to have exercised their put option as described below on the Reset Date. Capital Markets will also be obligated to make certain payments to the Call Option Holders in the event that the call option is not exercised as a result of a Market Disruption Event or a Failed Remarketing, and the Treasury Rate Difference is positive. See "--Reset of Interest Rate on the PURS" below.

Put Option on the PURS

  If Goldman, Sachs & Co. does not exercise the call option on behalf of the Call Option Holders, each holder of outstanding PURS will have the right to require Capital Markets to repurchase all, but not less than all, of that holder's PURS on the Reset Date at a price equal to 100% of the principal amount of the PURS repurchased. This right is referred to as a holder's "put option." Whether or not a holder's put option is exercised, Capital Markets will remain obligated to pay all accrued and unpaid interest on the PURS. Interest that becomes payable on the Reset Date will be payable to the holders of record on the corresponding interest payment record date, as provided in the PURS and the Indenture. If for any reason payment of the repurchase price is not made on the Reset Date, interest will continue to accrue on the PURS from the Reset Date to the date payment is made by Capital Markets at the rate in effect immediately before the Reset Date.

  On the Reset Date, each holder will be deemed to have exercised its put option automatically in respect of all of the PURS held of record by such holder unless either (1) Goldman, Sachs & Co., on behalf of the Call Option Holders, has exercised the call option, or (2) such holder validly elects not to sell any PURS to Capital Markets. To make an election not to sell any PURS,
(1) no later than 10:00 A.M. (New York City time) on the seventh market day prior to the Reset Date, the holder must give notice to the Trustee, as provided under "--Certain Notices" below, that the holder elects not to sell any of its PURS to Capital Markets on the Reset Date and (2) the notice must be effective under the 10% requirement described in the next paragraph. Consequently, with respect to each holder, if the holder is deemed to have exercised its put option, on the Reset Date Capital Markets will be obligated to repurchase from the holder, and the holder will be obligated to sell to Capital Markets, the PURS held of record by the holder on the Reset Date at 100% of their principal amount. The sale and purchase of the PURS pursuant to the put option will be effected through the facilities of DTC, with each holder who has not given an effective notice of its election not to sell its PURS to Capital Markets being deemed to have automatically tendered its PURS for sale to Capital Markets on the Reset Date in accordance with applicable DTC procedures. If Capital Markets is obligated to purchase any PURS pursuant to the put option, the PURS subject to repurchase will remain outstanding until 100% of the principal amount of the repurchased PURS (and accrued interest) has been paid.

  Notwithstanding the foregoing, a holder's notice of election not to sell any of its PURS to Capital Markets will not be effective unless such notices are duly given by the holders of record of at least 10% of the aggregate principal amount of the PURS outstanding on the tenth market day before the Reset Date. If any holder gives such a notice to the Trustee when this 10% requirement has not been satisfied, the Trustee will give written notice of that fact to the holder and Capital Markets no later than the close of business on the seventh market day before the Reset Date, in the manner described under "--Certain Notices" below.

Reset of Interest Rate on the PURS

  The interest rate on an outstanding PURS will be reset on the Reset Date if either of the following occurs: (1) Goldman, Sachs & Co., on behalf of the Call Option Holders, exercises the call option or (2) Goldman, Sachs & Co., on behalf of the Call Option Holders, does not exercise the call option and the holders of at least 10% of the outstanding PURS give notice to the Trustee electing not to sell their PURS to Capital Markets pursuant to the put option. Notwithstanding the foregoing, reset of the interest rate is subject to the occurrence of a Market Disruption Event or a Failed Remarketing as described below.

  Capital Markets has initially appointed Goldman, Sachs & Co. as its calculation agent for the purpose of resetting the interest rate. If the interest rate is to be reset on the Reset Date, the calculation agent will effect the reset as follows.

  Between the tenth market day prior to the Reset Date and 11:00 A.M., New York City time, on the sixth market day prior to the Reset Date (such sixth market day being the "Calculation Date"), the calculation agent will select three leading financial institutions (which may include Goldman, Sachs & Co. and Barclays Bank PLC if they so request) that deal actively in Capital Markets' debt securities and have agreed to participate as reference dealers in accordance with the procedures described below and pursuant to participation agreements satisfactory to Goldman, Sachs & Co. If Goldman, Sachs & Co. has exercised the call option on behalf of the Call Option Holders, each reference dealer must agree that, if it is selected as the Final Dealer (as defined below), it will purchase from Goldman, Sachs & Co. on behalf of the Call Option Holders on the Calculation Date for settlement on the Reset Date and at the Final Offer Price (as defined below), all the PURS that the Call Option Holders purchase pursuant to the call option and tender for resale to the Final Dealer on the Reset Date.

  On the Calculation Date, the calculation agent will undertake the following actions to calculate a fixed rate at which interest will accrue on the PURS from and including the Reset Date to but excluding September 28, 2010. The times set forth below are guidelines for action, and the calculation agent will use reasonable efforts to adhere to these times.

  At 12:00 P.M., New York City time, the calculation agent will:

    (1) Determine (or obtain from Goldman, Sachs & Co., if Goldman, Sachs & Co. has exercised the call option on behalf of the Call Option Holders) the approximate 10-year U.S. Treasury bond yield at or about such time, which will be expressed as a percentage (the "Designated Treasury Yield") and will be based on the "offered side" quotations of the then-current, 10-year U.S. Treasury bond.

    (2) Calculate and provide to the reference dealers, on a preliminary basis, a hypothetical "offer price" at which the PURS might be offered for sale to a reference dealer on the Reset Date. The offer price will be expressed as a percentage of the principal amount of the PURS and will equal 100% plus the Margin (as defined below), if the Treasury Rate Difference (as defined below) is positive, or 100% minus the Margin, if the Treasury Rate Difference is negative. The "Margin," which will also be expressed as a percentage of the principal amount of the PURS, will be equal to the present value of the absolute value of the Treasury Rate Difference applied to 20 semiannual periods (i.e., 10 years), discounted at the Designated Treasury Yield divided by two. The "Treasury Rate Difference" means the percentage (which may be positive or negative) equal to 5.91% minus the Designated Treasury Yield.

    (3) Request that each reference dealer provide to the calculation agent, when notified of the Final Offer Price as described below, a firm bid, expressed as a percentage representing an interest rate spread over the Designated Treasury Yield, at which such reference dealer would be willing to purchase on the Calculation Date for settlement on the Reset Date, at the Final Offer Price, all of the PURS then outstanding. Each such firm bid is to be given on an "all-in" basis and is to remain open for at least 30 minutes after it is given.

  At 12:30 P.M., New York City time, the calculation agent will determine (or obtain from Goldman, Sachs & Co., if Goldman, Sachs & Co. has exercised the call option on behalf of the Call Option Holders) the Designated Treasury Yield on a final basis, will calculate and provide to the reference dealers the Offer Price on a final basis (the "Final Offer Price") and will request each reference dealer to submit its bid immediately as described in clause (3) above. If the calculation agent receives at least two bids, the following will occur:

    (1) the reference dealer providing the bid representing the lowest all-in spread over the Designated Treasury Yield will be the "Final Dealer."

    (2) If Goldman, Sachs & Co. has exercised the call option on behalf of the Call Option Holders, the Final Dealer will be obligated to purchase from the Call Option Holders at the Final Offer Price, for settlement on the Reset Date, all the PURS that the Call Option Holders purchase pursuant to the call option and tender for resale to the Final Dealer on the Reset Date (assuming that the interest rate on the PURS will be reset so as to be equal to the Adjusted Rate (as defined below) from and including the Reset Date to but excluding September 28, 2010). As described below, the Final Dealer will not be obligated to purchase any PURS if Goldman, Sachs & Co. has not exercised the call option on behalf of the Call Option Holders.

    (3) The calculation agent will calculate and provide to Capital Markets the "Adjusted Rate," which will be the semiannual, bond-equivalent, fixed interest rate on the PURS required to produce, from and including the Reset Date to but excluding September 28, 2010, a semiannual, bond-equivalent yield on the PURS that equals the sum of the lowest all-in spread over the Designated Treasury Yield plus the final Designated Treasury Yield, assuming that the PURS are purchased on the Reset Date at the Final Offer Price.

    (4) The interest rate on the PURS will be adjusted to equal the Adjusted Rate, effective from and including the Reset Date to but excluding September 28, 2010. If Goldman, Sachs & Co. has not exercised the call option on behalf of the Call Option Holders and the holders of at least 10% of the outstanding PURS have given effective notices to the Trustee that they elect not to sell their PURS to Capital Markets, Capital Markets will promptly give written notice of the Adjusted Rate to those holders.

  As indicated above, all determinations regarding the Designated Treasury Yield and the 10-year U.S. Treasury bond on which it is based will be made by Goldman, Sachs & Co., unless Goldman, Sachs & Co., on behalf of the Call Option Holders, has elected not to exercise the call option.

  If the calculation agent determines that, on the Calculation Date (1) a Market Disruption Event (as defined below) has occurred and is continuing or
(2) fewer than two reference dealers have provided firm bids in a timely manner pursuant to participation agreements satisfactory to Goldman, Sachs & Co. (a "Failed Remarketing"), the steps described above, including the determination of the Designated Treasury Yield, the Treasury Rate Difference and the Margin, will be taken on the next market day on which the calculation agent determines that no Market Disruption Event has occurred and is continuing and at least two reference dealers have provided bids pursuant to participation agreements satisfactory to Goldman, Sachs & Co. If the calculation agent determines that a Market Disruption Event or a Failed Remarketing has occurred and is continuing for at least four consecutive market days starting on the Calculation Date, then Goldman, Sachs & Co. will be deemed not to have exercised the call option on behalf of the Call Option Holders, all holders will be deemed to have exercised their put options, and Capital Markets will repurchase all the PURS from the holders on the Reset Date at 100% of the principal amount of the PURS being repurchased. In addition, if Goldman, Sachs & Co. is deemed not to have exercised the call option on behalf of the Call Option Holders because either a Failed Remarketing or Market Disruption Event has occurred and the Treasury Rate Difference is positive, Capital Markets will pay to the Call Option Holders an amount equal to the product of the Margin and the aggregate principal amount of the outstanding PURS. For the purpose of this payment, Goldman, Sachs & Co. will redetermine the Designated Treasury Yield, the Treasury Rate Difference and the Margin as of 3:00 P.M., New York City time, on such fourth market day. In these circumstances, the holders of PURS will not have the right to elect to continue to hold their PURS to Capital Markets. The calculation agent will notify Capital Markets of such determination promptly after the close of business on such fourth market day. Capital Markets will give notice to the holders that the PURS will be repurchased by Capital Markets from the holders on the Reset Date, at 100% of the principal amount of the PURS, no later than the second market day prior to the Reset Date in the manner described under "--Certain Notices" below. If at any time Goldman, Sachs & Co. is not acting as calculation agent, then the determinations and notice to Capital Markets described in this paragraph will be made and given by Goldman, Sachs & Co., unless Goldman, Sachs & Co. has elected not to exercise the call option on behalf of the Call Option Holders.

  "Market Disruption Event" means any of the following: (1) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such exchange; (2) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (3) any material adverse change in the existing financial, political or economic conditions in the United States of America;
(4) an outbreak or escalation of hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or (5) any material disruption of the U.S. government securities market, U.S. corporate bond market and/or U.S. federal wire system.

  There is no assurance that the calculation agent will receive at least two qualifying bids from reference dealers in connection with the reset of the interest rate on the Reset Date. All determinations regarding Market Disruption Events and Failed Remarketings, including whether or not any event has occurred or is continuing, will be made by Goldman, Sachs & Co. after consultation with Barclays Bank PLC.

  If Goldman, Sachs & Co. has not exercised the call option on behalf of the Call Option Holders, the Final Dealer will not be obligated to purchase PURS from any holder, and no holder will be obligated to sell PURS to the Final Dealer. Consequently, in deciding whether to notify the Trustee of its election not to sell any PURS to Capital Markets, a holder should not assume that any dealer will be prepared to purchase its PURS at the Final Offer Price or otherwise.

  All determinations made by the calculation agent (or Goldman, Sachs & Co.) regarding the matters described above will, absent manifest error, be final, conclusive and binding on all concerned and will not give rise to any liability on the part of the calculation agent, Goldman, Sachs & Co., Barclays Capital, Barclays Bank PLC, the Trustee, Capital Markets or NiSource.

Settlement on Exercise of the Call Option and the Put Option

  If the call option is exercised, then, on the Reset Date, all beneficial interests in the PURS will be transferred to the DTC account designated by Goldman, Sachs & Co. on behalf of the Call Option Holders. The transfers will be made automatically, without any action on the part of any beneficial owner, by book entry through DTC. Each Call Option Holder will be obligated to pay 100% of the principal amount of the PURS purchased by it to DTC or its nominee, for credit to the accounts of the DTC participants through which beneficial interests in the PURS are held, by the close of business on the Reset Date. Each transfer will be made against the corresponding payment, and each payment will be made against the corresponding transfer, in accordance with applicable DTC procedures. If the Call Option Holders fail to pay 100% of the principal amount of the PURS on the applicable Reset Date, the call option will be deemed not to have been exercised and the put option will be deemed to have been exercised with respect to all of the outstanding PURS. In these circumstances, the holders of the PURS may not continue to hold the PURS by giving notice of their intention not to sell any PURS to Capital Markets, and Capital Markets will be obligated to pay, not later than two business days following the Reset Date, 100% of the principal amount of the PURS (plus accrued interest from and including the Reset Date to but excluding the date payment is made), with settlement occurring as described in the next paragraph. In any event, Capital Markets will remain obligated to make payment of accrued and unpaid interest due on the PURS on the Reset Date to the holders of record on the corresponding interest payment record date, as provided in the PURS and in the Indenture.

  If the put option is exercised, then, on the Reset Date, all beneficial interests in the PURS to be purchased will be transferred to a DTC account designated by Capital Markets. The transfers will be made automatically, without any action on the part of any beneficial owner, by book entry through DTC. Capital Markets will be obligated to make payment of 100% of the principal amount of the PURS being repurchased to DTC or its nominee, for credit to the accounts of the DTC participants through which beneficial interests in these PURS are held, by the close of business on the Reset Date (or, if the put option is deemed to have been exercised as a result of the Call Option Holders' failure to make payment under the call option, by the close of business on the second business day after the Reset Date). Each transfer will be made against the corresponding payment, and each payment will be made against the corresponding transfer, in accordance with applicable DTC procedures. If Capital Markets fails to pay 100% of the principal amount of the PURS being repurchased on the Reset Date, interest will continue to accrue from and including the Reset Date to but excluding the date the payment is made at the rate in effect immediately before the Reset Date. Capital Markets' failure to pay the repurchase price of the PURS upon exercise of the put option will constitute an event of default under the Indenture. With respect to all the PURS, whether or not repurchased pursuant to the put option, Capital Markets will remain obligated to make payment of accrued and unpaid interest due on the PURS on the Reset Date to the holders of record on the corresponding interest payment record date, as provided in the PURS and in the Indenture.

  The transactions described above will be executed through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC participants will be debited and credited and beneficial interests in the PURS delivered by book entry as necessary to effect the purchases and sales described above. The transactions will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

  The settlement procedures described above, including those for payment for and delivery of PURS purchased by the Call Option Holders or Capital Markets on the Reset Date, may be modified, notwithstanding any contrary terms of the Indenture, to the extent required by DTC or, if the book-entry system is no longer available for the PURS at the relevant time, to the extent required to facilitate these transactions in PURS in certificated form. In addition, Goldman, Sachs & Co., on behalf of the Call Option Holders, and Capital Markets may, notwithstanding any contrary terms of the Indenture, modify the settlement procedures described above in order to facilitate the settlement process.

  Under the terms of the PURS, Capital Markets has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, at all times prior to the Reset Date (1) it will use its best efforts to maintain the PURS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the PURS in the book-entry form and (2) it will waive any discretionary right it otherwise may have under the Indenture to cause the PURS to be issued in certificated form.

Global Securities

  When originally issued, the PURS will be represented by one or more global securities. The depositary for the PURS will be DTC. The PURS will be issued in the form of one or more fully registered securities registered in the name of Cede & Co., the nominee of DTC. For information about DTC and a description of the procedures under which the PURS will be issued, see "Book-Entry Issuance" in the accompanying prospectus.

Certain Notices

  With respect to any PURS represented by a global security, any notices to be given to the holders of the PURS will be deemed to have been duly given to the holders when given to DTC or its nominee in accordance with DTC's policies and procedures. Capital Markets believes that DTC's practice is to inform its participants of any such notice it receives, in accordance with its policies and procedures. Persons who hold beneficial interests in PURS through DTC or its direct or indirect participants may wish to consult with them about the manner in which notices and other communications relating to the PURS may be given and received through the facilities of DTC. Neither Capital Markets, NiSource, the calculation agent, Goldman, Sachs & Co., Barclays Capital Inc., Barclays Bank PLC nor the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the PURS in global form.

  With respect to any PURS not represented by a global security, any notices to be given to the holders of the PURS will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the relevant securities register maintained by Capital Markets or its agent as of the close of business on the day before the day that notice is given.

  Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

  Notice of a holder's election not to sell any of its PURS pursuant to the put option may be given by a holder of a PURS to the Trustee only by facsimile transmission, by mail or by hand delivery and must actually be received by the Trustee at the following address no later than 10:00 A.M., New York City time, on the seventh market day prior to the Reset Date:

    The Chase Manhattan Bank
    450 West 33rd Street
    New York, New York 10001
    Attention: Capital Markets Fiduciary Services
    Facsimile no.: (212) 946-8158

  Notice of a holder's election not to sell any of its PURS pursuant to the put option may be given with respect to a PURS only by the registered holder of the PURS. Therefore, in the case of any beneficial interest in a PURS represented by a global security, such a notice must be given by DTC or its agent, and any owner of a beneficial interest that wants such a notice to be given with respect to the interest will need to make arrangements with DTC or the applicable direct or indirect participants for the notice to be given in a timely manner.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following summary discusses certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of PURS by U.S. holders who purchase PURS in the initial public offering at their original issue price, which we assume will be equal to their principal amount. This summary is based on current provisions of the Internal Revenue Code of 1986, existing and proposed Treasury regulations, current administrative pronouncements of the Internal Revenue Service and judicial decisions that are now in effect, all of which could change at any time, possibly with retroactive effect. This summary addresses the U.S. federal income tax consequences only for U.S. holders that hold their PURS as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code, and only for the period until the Reset Date, and it does not address the tax consequences to a holder that elects to hold its PURS after the Reset Date rather than sell the PURS to Capital Markets pursuant to the put option. This summary also does not deal with investors in special tax situations, such as financial institutions, dealers in securities, non-U.S. persons, persons holding PURS as part of broader hedged transactions, or persons whose functional currency is not the U.S. dollar.

  For purposes of this discussion, a "U.S. holder" is a beneficial owner of a PURS that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof,
(3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust if (A) a U.S. court can exercise primary supervision over the administration of such trust and (B) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. However, a trust in existence on August 20, 1996, and treated as a U.S. person prior to such date, may elect to continue to be treated as a U.S. person provided that it satisfies certain conditions.

Tax Treatment of the PURS

   General

  There is no specific authority concerning the U.S. federal income tax treatment of PURS. Capital Markets will not seek a ruling on any of the issues discussed below from the IRS nor will it receive an opinion of counsel with respect to the U.S. federal income tax treatment of an investment in the PURS. Due to the absence of authorities that directly address instruments similar to the PURS, significant aspects of the U.S. federal income tax consequences of an investment in the PURS are uncertain, and no assurance can be given that the IRS or the courts will agree with the treatment described below. Therefore prospective purchasers should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the PURS (including alternative characterizations of the PURS), in addition to the state, local or foreign income tax consequences of an investment in the PURS.

   Interest

  Capital Markets intends to account for the interest payable on the PURS generally at the floating rate described on the cover page that will be in effect until the Reset Date. It would be reasonable for a U.S. holder to account for income from a PURS as if the U.S. holder had purchased, for the amount paid for the PURS, a bond that pays interest at the same floating rate described on the cover page that will be in effect until the Reset Date. Thus, interest on the PURS will be taxable as ordinary income for U.S. federal income tax purposes and will be includible in the income of a U.S. holder in accordance with its usual method of accounting, assuming that the income from the PURS is not treated as original issue discount.

  However, a U.S. holder might be required to include interest in income from a PURS as original issue discount. The practical consequences of this would be that a U.S. holder who otherwise accounts for the receipt of interest income on a cash basis would be required to account for interest from the PURS on an accrual basis. This would mean that in the case of an interest period straddling a year-end, a U.S. holder would be required to include interest in income in the year in which the interest accrued, rather than the year in which interest was received. In addition, the U.S. holder would not be entitled to rely on the original issue discount "de minimis" rule to ignore a de minimis excess of principal amount over the original issue price.

   Sale, Exchange or Repurchase

  Assuming that interest income with respect to a PURS is accounted for based on the floating rate described on the cover page, when a PURS is sold or repurchased, the U.S. holder will recognize gain or loss equal to the difference between the amount realized on the sale or repurchase (excluding any amount attributable to accrued interest not previously included in income, which will be taxed as described above under "--Interest") and its adjusted basis in the PURS. The adjusted basis of the PURS generally would equal the U.S. holder's cost. Gain or loss on sale or repurchase of a PURS would generally be capital gain or loss. A U.S. holder will not recognize gain or loss on the sale or repurchase of the PURS pursuant to the call option or put option.

  Capital gains of individuals on capital assets held for more than one year are eligible for a reduced rate of taxation. The deductibility of capital losses is subject to certain limitations.

Alternative Characterizations

  The IRS could seek to treat the issue price of the PURS as including the value of the call option. For example, a U.S. holder might be treated as having
(1) purchased a PURS for an amount equal to its fair market value on the original issue date, and (2) effectively sold the call option to the Call Option Holders for a premium equal to the excess of such fair market value over the principal amount of the PURS. This characterization would not change the tax consequences as to a U.S. holder that purchased a PURS for an amount equal to its principal amount and disposed of the PURS pursuant to the exercise of the put option or call option, assuming that the U.S. holder had not made an election to amortize bonds purchased at a premium. But this characterization would cause a U.S. holder that disposed of its PURS before the exercise of the put option or call option to include as short-term capital gain, with a corresponding capital loss (due to the decrease in consideration allocated to the PURS), an amount equal to the positive difference (if any) between the fair market value of the call option upon issuance of the PURS and its value as of the time of disposition.

  If the U.S. holder had made an election to amortize bonds purchased at a premium, the U.S. holder might effectively be able to reduce interest income accrued over the life of the PURS by an amount not in excess of the premium received for the call option. However, amortization of this amount would reduce the U.S. holders' basis in the PURS, so the U.S. holder would recognize an offsetting capital gain equal to the amount of such amortization when the U.S. holder disposed of the PURS pursuant to the put option or the call option.

  The PURS might also be subject to certain rules governing the treatment of debt instruments with contingent payments contained in the Treasury regulations relating to contingent payment debt obligations. If this treatment applies, the timing and character of income on the PURS may be significantly affected. Among other things, U.S. holders, regardless of their usual method of tax accounting, would be required to accrue income annually as original issue discount, subject to the adjustments described below, at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received on a PURS in a taxable year. For this purpose, the contingent payment debt regulations require that a projected payment schedule be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected payments. Furthermore, any gain realized with respect to a PURS would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. holder's previous ordinary income inclusions with respect to the PURS. Any remaining loss generally would be treated as capital loss. Gain from the sale of PURS might also be treated, in whole or in part, as ordinary income under certain rules relating to conversion transactions, or as short-term capital gain by operations of certain rules relating to straddles.

  A U.S. holder might be able to avoid the treatments described in the three preceding paragraphs by electing to treat the PURS and the call option as a single instrument for U.S. tax purposes under the "integration" rules of Treasury regulation section 1.1275-6, if these rules can be applied to the PURS and the call option. In addition, if the integration rules apply, a U.S. holder would, as set forth above, be able to accrue the interest with respect to the PURS based on the floating rate of interest described on the cover page as if the interest were original issue discount. This may not be advantageous to a cash-basis U.S. holder, and it is inconsistent with Capital Markets' intent to treat the PURS as issued without original issue discount. U.S. holders should consult their tax advisors concerning whether the integration rules can be applied to the PURS and the call option and the satisfaction of the identification requirements for making this election. These identification requirements must be satisfied on or before the date on which the U.S. holder acquires the PURS.

Information Reporting and Backup Withholding

  In general, interest and the proceeds of a sale, repurchase or other disposition of the PURS paid to a U.S. holder (other than a corporate or other exempt recipient) will be subject to information reporting requirements. A U.S. holder may be subject to backup withholding at the rate of 31% of the interest and other reportable payments (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the PURS if the holder fails to comply with certification procedures and is not an exempt recipient under applicable provisions of the Internal Revenue Code. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided that the required information is furnished to the IRS.

  On October 6, 1997, the Treasury Department issued new regulations which make modifications to the backup withholding and information reporting rules described above. These new regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors regarding these new regulations.

                                  UNDERWRITING

  Capital Markets, NiSource and the underwriters named below have entered into an underwriting agreement and a pricing agreement with respect to the PURS. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the PURS set forth in the following table.

                                                                Principal Amount
                            Underwriters                            of PURS
                            ------------                        ----------------
      Goldman, Sachs & Co......................................   $ 80,000,000
      Barclays Capital Inc.....................................     80,000,000
                                                                  ------------
          Total................................................   $160,000,000
                                                                  ============

  PURS sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any PURS sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.150% of the principal amount of the PURS. Any such securities dealers may resell any PURS purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.1250% of the principal amount of the PURS. If all the PURS are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

  In consideration of the call option that Goldman, Sachs & Co. and Barclays Bank PLC will receive with respect to the PURS as described herein, Goldman, Sachs & Co. and Barclays Bank PLC will pay the Company an amount equal to 1.83% of the principal amount of the PURS.

  The PURS are a new issue of securities with no established trading market. Capital Markets and NiSource have been advised by the underwriters that the underwriters intend to make a market in the PURS but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the PURS.

  In connection with the offering, the underwriters may purchase and sell PURS in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of PURS than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the PURS while the offering is in process.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased the PURS sold by or for the account of such underwriter in stabilizing or covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the PURS. As a result, the price of the PURS may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

  Capital Markets and NiSource have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  Capital Markets estimates that its expenses of the offering of the PURS, excluding underwriting discounts and commissions, will be approximately $175,000.

  The underwriters and certain of their affiliates from time to time provide various banking, commercial banking and other services to the Capital Markets and NiSource. In particular, NiSource has accepted a commitment letter under which Credit Suisse First Boston Corporation and Barclays Bank PLC have agreed, subject to specified conditions, to provide $6.0 billion to finance NiSource's proposed acquisition of Columbia Energy Group. Barclays Capital Inc. is the U.S. registered broker-dealer affiliate of Barclays Bank PLC.

                              VALIDITY OF THE PURS

  The validity of the PURS offered hereby will be passed upon for Capital Markets by Schiff Hardin & Waite, Chicago, Illinois. Sonnenschein Nath & Rosenthal, Chicago, Illinois, has acted as counsel to the underwriters in connection with certain legal matters relating to the PURS offered by this prospectus supplement.

                                    EXPERTS

  The consolidated financial statements and schedules of NiSource and its subsidiaries incorporated by reference in the accompanying prospectus from NiSource's 1998 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in the accompanying prospectus in reliance upon the authority of such firm as experts in giving such reports.

  The consolidated financial statements of Bay State and its subsidiaries incorporated by reference in the accompanying prospectus from Bay State's 1998 Annual Report on Form 10-K have been audited by KPMG LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in the accompanying prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing. The report of KPMG LLP covering the September 30, 1998 financial statements contains an explanatory paragraph that states that Bay State changed its method of recognizing actuarial gains and losses for postretirement benefit plans during the year ended September 30, 1998.

PROSPECTUS

                                  $850,000,000

                         NiSource Capital Markets, Inc.

                                   Debentures
                               Medium-Term Notes

                               ----------------

                             NIPSCO Capital Trust I

                              Preferred Securities
                       Guaranteed as set forth herein by
                         NiSource Capital Markets, Inc.

                               ----------------

                                 NiSource Inc.

                                 Common Shares
                            Stock Purchase Contracts
                              Stock Purchase Units
                   Obligations Pursuant to Support Agreement

                               ----------------


  NiSource Capital Markets, Inc. may offer debentures and medium-term notes.

  NIPSCO Capital Trust I may offer preferred securities that will be guaranteed by NiSource Capital Markets, Inc. to the extent described in this Prospectus.

  NiSource Inc. may offer stock purchase contracts, stock purchase units and its Common Shares. In addition, any securities issued by NiSource Capital Markets, Inc. will be entitled to the benefit of the Support Agreement of NiSource Inc. described in this Prospectus.

  These securities may be offered from time to time, in amounts, on terms and at prices that will be determined at the time they are offered for sale. These terms and prices will be described in more detail in one or more supplements to this Prospectus, which will be distributed at the time the securities are offered.

                               ----------------


  This Prospectus may not be used to sell any of the securities unless it is accompanied by a Prospectus Supplement.

                               ----------------


  The Common Shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the trading symbol "NI." Each Prospectus Supplement offering any other securities will state whether those securities are listed or will be listed on any national securities exchange.

                               ----------------


  The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable Prospectus Supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

                               ----------------


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is May 25, 1999.

                               TABLE OF CONTENTS

Prospectus Summary........................................................   3
Available Information.....................................................   6
Incorporation of Certain Documents by Reference...........................   6
Forward-Looking Information...............................................   7
NiSource..................................................................   7
Capital Markets...........................................................   9
The Trust.................................................................   9
Ratio of Earnings to Fixed Charges........................................  10
Use of Proceeds...........................................................  11
Description of the Debentures.............................................  11
Description of the Preferred Securities...................................  21
Description of the Guarantee..............................................  31
Relationship Among the Preferred Securities, the Debentures and the
 Guarantee................................................................  34
Description of the Common Shares..........................................  36
Description of the Stock Purchase Contracts and the Stock Purchase Units..  40
Description of Medium-Term Notes..........................................  40
Description of the Support Agreement......................................  65
Book-Entry Issuance.......................................................  67
Plan of Distribution......................................................  69
Legal Matters.............................................................  71
Experts...................................................................  71

                               PROSPECTUS SUMMARY

  Three related companies will be offering the securities described in this Prospectus. These companies are NiSource Inc. and two of its wholly-owned subsidiaries, NiSource Capital Markets, Inc. and NIPSCO Capital Trust I. The following table lists the securities to be offered by each company:

 NiSource Capital Markets, Inc. ("Capital Markets").. Debentures
                                                      Medium-Term Notes
 NIPSCO Capital Trust I (the "Trust")................ Preferred Securities
                                                      (guaranteed as set forth
                                                      herein by Capital
                                                      Markets)
 NiSource Inc. ("NiSource").......................... Stock Purchase Contracts
                                                      Stock Purchase Units
                                                      Common Shares
                                                      Obligations under the
                                                      Support Agreement

                                 The Companies

NiSource

  NiSource Inc. is an energy and utility-based holding company that provides electric energy, natural gas and water to the public through ten wholly-owned regulated subsidiaries. NiSource also provides utility-related services through these and other subsidiaries, such as installing, repairing and maintaining underground pipelines, and locating and marking utility lines. In addition, NiSource has a number of wholly-owned non-regulated subsidiaries that provide energy and utility services, such as energy marketing and trading, power generation, and gas transmission, supply and storage. NiSource was incorporated under the laws of Indiana in 1987 under the name "NIPSCO Industries, Inc." On April 14, 1999, the company's name was changed from "NIPSCO Industries, Inc." to "NiSource Inc." Its principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, and its telephone number is (219) 853-5200.

Capital Markets

  NiSource Capital Markets, Inc. is a wholly-owned subsidiary of NiSource that engages in financing activities to generate funds for NiSource and for certain of its subsidiaries. Capital Markets was incorporated under the laws of Indiana in 1989 under the name "NIPSCO Capital Markets, Inc." On April 21, 1999, the company's name was changed from "NIPSCO Capital Markets, Inc." to "NiSource Capital Markets, Inc." Its offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410. Its telephone number is (219) 853-5200.

The Trust

  NIPSCO Capital Trust I is a business trust that was created in December 1998 under the laws of the State of Delaware. Capital Markets is the sponsor of the Trust and owns all of the common securities of the Trust. The Trust is managed by five trustees. Capital Markets may dissolve the Trust at any time. The Trust's address is in care of Capital Markets, 801 East 86th Avenue, Merrillville, Indiana 46410. Its telephone number is (219) 853-5200.

                                 The Securities

  The securities that may be sold pursuant to this Prospectus are: NiSource's Common Shares and Stock Purchase Contracts relating to NiSource's Common Shares; the Trust's Preferred

Securities (which will be guaranteed by Capital Markets); Stock Purchase Units (consisting of Stock Purchase Contracts and Preferred Securities); and Capital Markets' Debentures and Medium-Term Notes, each of which is described briefly below. In addition, any securities issued by Capital Markets will be entitled to the benefit of a Support Agreement with NiSource. The aggregate initial offering price of all of the securities to be sold will not exceed $850 million. At the time any of these securities are offered, a Prospectus Supplement will be distributed that will describe in more detail the specific terms and price of the securities being sold and whether those securities will be sold to or through underwriters or by another means of distribution.

Stock Purchase Contracts and Common Shares

  NiSource may offer stock purchase contracts ("Stock Purchase Contracts") for the purchase of its common shares, without par value (the "Common Shares"). The Common Shares are listed on the New York Stock Exchange (the "NYSE"), the Chicago Stock Exchange (the "CSE") and the Pacific Exchange (the "PE") under the ticker symbol "NI." The price and terms of the Stock Purchase Contracts will be determined at the time or times of offering. If NiSource offers its Stock Purchase Contracts, a Prospectus Supplement will provide information about the terms of the offering, including the number of Common Shares to be sold, the purchase price of the Common Shares, the date or dates on which the Common Shares will be purchased and any amounts that NiSource may be required to pay to the holders of the Stock Purchase Contracts.

Preferred Securities

  The Trust may offer its preferred securities (the "Preferred Securities"), each of which will represent an undivided beneficial ownership interest in the assets of the Trust. The price and terms of the Preferred Securities will be determined at the time of offering. If the Trust offers its Preferred Securities, a Prospectus Supplement will provide information about the terms of the offering, including the specific title of the Preferred Securities, the aggregate number of Preferred Securities to be sold, the stated liquidation amount and information regarding the rights of holders of Preferred Securities to receive cumulative cash distributions. This will include information regarding the rate of payment, whether distributions can be extended or deferred, and whether the Preferred Securities can be redeemed. Payments with respect to the Preferred Securities will be fully and unconditionally guaranteed by Capital Markets to the extent described in the Prospectus Supplement.

  In connection with any sale of the Preferred Securities, the Trust will sell common securities (the "Common Securities") to Capital Markets, each of which will represent an undivided beneficial ownership interest in the assets of the Trust. The Trust expects to use the proceeds from the sale of any Preferred Securities and Common Securities (collectively, the "Trust Securities") to purchase Debentures from Capital Markets. The Debentures may give Capital Markets the right to defer payments of interest on the Debentures. If Capital Markets decides to defer interest payments on the Debentures, then any distributions on the Preferred Securities would be similarly deferred. At any time interest payments are being deferred, neither Capital Markets nor NiSource would be able to declare or pay any cash distributions with respect to their respective capital stock or any debt securities ranking junior to the Debentures. Holders of Preferred Securities would not lose their cash distributions; rather, interest would continue to accrue on the Debentures, and, as a result, distributions would continue to accumulate on the Preferred Securities until paid. The Prospectus Supplement will provide more detailed information about Capital Markets' right to defer interest payments on the Debentures and the impact of deferral upon the holders of Preferred Securities.

Stock Purchase Units

  NiSource may offer stock purchase units ("Stock Purchase Units"), each of which will consist of (i) a Stock Purchase Contract and (ii) a Preferred Security or a U.S. Treasury security. The Preferred Security or the U.S. Treasury security will be pledged as collateral to secure the holder's obligation to purchase Common Shares under the Stock Purchase Contract. If NiSource offers Stock Purchase Units, a Prospectus Supplement will provide information about the terms of the offering, including the specific terms of the Stock Purchase Contracts and information about the security or obligation that will secure the holder's obligation to purchase Common Shares.

Debentures

  Capital Markets may offer one or more series of debentures (the "Debentures"). If Capital Markets offers Debentures, a Prospectus Supplement will provide specific information about the Debentures, including their specific designation, aggregate principal amount, denominations, date of maturity, interest rate (which may be fixed or variable), the dates upon which interest will be paid and whether payments of interest may be deferred. The Prospectus Supplement also will indicate whether the Debentures are redeemable or convertible or exchangeable into other securities, and whether the Debentures contain any sinking fund provisions or any other special terms.

  As described above under "Preferred Securities," the Debentures may give Capital Markets the right to defer payments of interest on the Debentures. If so, the Prospectus Supplement will provide more detailed information about this right.

  Debentures may be offered to the public or to the Trust. If Debentures are sold to the Trust, the Trust will purchase the Debentures with the proceeds from the sale of its Preferred Securities to the public and the sale of its Common Securities to Capital Markets, and the Debentures will be the sole assets of the Trust.

Medium-Term Notes

  Capital Markets may offer any series of medium-term notes (the "Medium-Term Notes" or "Notes") that will be due nine months or more from the date of issuance. The Medium-Term Notes may bear interest at fixed rates or floating rates based upon the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, the Kenny Rate, LIBOR, the Prime Rate, the Treasury Rate or any formula using these rates. If Capital Markets offers Medium-Term Notes, a Prospectus Supplement will provide specific information about the Medium-Term Notes, such as their maturity date and interest rate, including whether the notes will be regular floating rate notes, floating rate/fixed rate notes or inverse floating rate notes, and which market rate will serve as the reference for determining the interest rate.

                             AVAILABLE INFORMATION

  NiSource files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these reports, proxy statements and other information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0030. The Commission also maintains a site on the World Wide Web that contains reports, proxy statements and other information regarding NiSource. The address of the Commission's Web site is http://www.sec.gov. Information about NiSource is also available at http://www.nisource.com; that information, however, is not a part of this Prospectus except to the extent it is specifically incorporated by reference in this Prospectus.

  NiSource, Capital Markets and the Trust together have filed with the Commission a Registration Statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information about NiSource, Capital Markets, the Trust and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected at the Commission's Public Reference Room or through the Commission's Web site.

  In a letter dated September 25, 1992, the staff of the Commission informed NiSource and Capital Markets that it would not recommend enforcement action to the Commission if Capital Markets did not file periodic reports pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), subject to NiSource's compliance with the conditions set forth in the letter. In reliance upon that letter, Capital Markets has not filed, and does not intend to file, any documents under the Exchange Act. Furthermore, Capital Markets does not intend to issue any periodic or other reports to holders of any securities to be issued by Capital Markets. The Commission's staff also has advised Capital Markets that Capital Markets does not need to include its financial information in any registration statement on Form S-3 filed by Capital Markets and NiSource with respect to debt securities subject to the Support Agreement.

  This Prospectus does not include any separate financial statements of the Trust. Capital Markets and the Trust do not consider that those financial statements would be material to the holders of the Preferred Securities because the Trust is a special purpose entity, with no operating history or independent operations, that is not engaged in and does not propose to engage in any activity other than holding, as trust assets, the Debentures of Capital Markets and issuing its Trust Securities as described below. Furthermore, taken together, Capital Markets' obligations under the Debentures, the related Indenture, the Trust's Amended and Restated Declaration of Trust and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payment with respect to the Trust Securities. For this reason, Capital Markets does not expect that the Trust will file reports with the Commission pursuant to the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by NiSource and Bay State Gas Company ("Bay State") with the Commission pursuant to the Exchange Act are incorporated by reference and made a part of this Prospectus:

  (a) NiSource's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended;

  (b) NiSource's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

  (c) NiSource's Current Reports on Form 8-K filed on February 9, 1999, February 12, 1999, February 16, 1999 and April 21, 1999;

  (d) The description of NiSource's Common Shares and associated preferred share purchase rights, contained in NiSource's registration statement on Form 8-B filed pursuant to Section 12 of the Exchange Act and any amendments and reports filed for the purpose of updating that description;

  (e) Bay State's Annual Report on Form 10-K for the year ended September 30, 1998;

  (f) Bay State's Current Report on Form 8-K dated November 25, 1998; and

  (g) All documents filed by NiSource with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus.

  Any statement contained in this Prospectus, or in a document filed after the date of this Prospectus that becomes incorporated by reference in this Prospectus, that modifies or supersedes any statement contained in a document that is presently incorporated by reference in this Prospectus, will be considered, for the purposes of this Prospectus, to be so modified or superseded. Any statement that is considered to be modified or superseded only will be considered to be a part of this Prospectus in its modified or superseded form.

  Each person who receives a copy of this Prospectus has the right to receive a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. NiSource will provide any copies without charge. If you would like any copies, please call or write to Nina M. Rausch, Secretary, NiSource Inc., 5265 Hohman Avenue, Hammond, Indiana 46320, (219) 853-5200.

                          FORWARD-LOOKING INFORMATION

  Certain of the matters discussed in this Prospectus or in any accompanying Prospectus Supplement and in the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of the securities laws. Forward-looking statements include terms such as "may," "will," "expect," "believe," "plan" and other similar terms. NiSource, Capital Markets and the Trust each cautions that, while each of them believes those statements to be based on reasonable assumptions and makes those statements in good faith, there can be no assurance that the actual results will not differ materially from such assumptions or that the expectations set forth in the forward-looking statements derived from such assumptions will be realized. Investors should be aware of important factors that could have a material impact on future results. These factors include, but are not limited to: the weather; the federal and state regulatory environment; year 2000 issues; the economic climate; regional, commercial, industrial and residential growth in the service territories served by NiSource's subsidiaries; customers' usage patterns and preferences; the speed and degree to which competition enters the utility industry; changing conditions in the capital and equity markets; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of NiSource, Capital Markets and the Trust.

                                    NISOURCE

  NiSource Inc. is an energy and utility-based holding company that provides electric energy, natural gas and water for residential, commercial and industrial uses in Indiana, Ohio, Massachusetts, New Hampshire and Maine through its ten wholly-owned regulated subsidiaries. These subsidiaries are Bay State, Crossroads Pipeline Company, Granite State Gas Transmission Inc., Harbour Water Corporation, Indianapolis Water Company, Kokomo Gas and Fuel Company,

Liberty Water Company, Northern Indiana Fuel and Light Company, Inc., Northern Indiana Public Service Company and Northern Utilities, Inc. In addition, Industries owns a number of non-utility subsidiaries, including IWC Resources Corporation, Capital Markets, NiSource Development Company, Inc., NI Energy Services, Inc. and Primary Energy, Inc.

  Northern Indiana Public Service Company ("Northern Indiana"), NiSource's largest and dominant subsidiary, is a public utility operating company that supplies electricity and natural gas to the public. Northern Indiana operates in 30 counties in northern Indiana, serving an area of about 12,000 square miles with a population of approximately 2.2 million. At December 31, 1998, Northern Indiana was supplying natural gas to approximately 671,200 customers and electricity to approximately 420,900 customers. Kokomo Gas and Fuel Company ("Kokomo Gas") and Northern Indiana Fuel and Light Company, Inc. ("NIFL") are public utility operating companies that supply natural gas to the public. Kokomo Gas operates in the City of Kokomo, Indiana and the surrounding six counties, while NIFL operates in five counties in the northeast corner of Indiana. At December 31, 1998, Kokomo Gas was serving approximately 33,800 customers in its service territory, and NIFL was serving approximately 34,380 customers in its service territory. Both of the Kokomo Gas and NIFL service territories are contiguous to Northern Indiana's service territory. Crossroads Pipeline Company is an interstate natural gas pipeline. Capital Markets handles financing for ventures of NiSource and its subsidiaries (excluding Northern Indiana). NiSource Development Company makes various investments, including real estate and venture capital investments. NI Energy Services, Inc. coordinates the energy-related diversification ventures of NiSource. Primary Energy, Inc. arranges energy-related projects with large industrial customers.

  Bay State is one of the largest natural gas utilities in New England. Bay State provides natural gas distribution services to more than 300,000 customers in Massachusetts, New Hampshire and Maine. On February 12, 1999, NiSource acquired Bay State and its subsidiaries, which include Northern Utilities, Inc. and Granite State Gas Transmission Inc. The combined company is the tenth largest local natural gas distribution company in the nation.

  IWC Resources Corporation ("IWCR") is a holding company that owns and operates eight subsidiaries, including three regulated water utility companies, Indianapolis Water Company, Harbour Water Corporation and Liberty Water Company. These water companies supply water for residential, commercial and industrial uses, and fire protection service in Indianapolis, Indiana and the surrounding areas. Together, these water companies serve a territory covering over 300 square miles in central Indiana. At December 31, 1998, these companies were providing service to approximately 253,700 customers.

  In addition to its water utility companies, IWCR has five other wholly-owned subsidiaries. These subsidiaries are SM&P Utility Resources, Inc., Miller Pipeline Corporation, Waterway Holdings, Inc., Utility Data Corporation and IWC Services, Inc. SM&P Utility Resources, Inc. performs underground utility locating and marking services in Indiana and other states. Miller Pipeline Corporation ("MPC") installs underground pipelines for natural gas utilities. In addition, MPC sells products and services related to infrastructure preservation and replacement. IWCR, principally through Waterway Holdings, Inc., owns real estate that it expects to sell or develop in the future. Utility Data Corporation provides customer relations, customer billing and other data processing services for IWCR's water companies and for other water and sewer utilities. IWC Services, Inc. provides laboratory water testing services, principally for water utilities. Through IWC Services, Inc., IWCR is the majority (52%) partner in the White River Environmental Partnership, which entered into a 10-year contract, effective January 1998, to operate and maintain two advanced wastewater treatment facilities, as well as a collection system, for the city of Indianapolis, Indiana. White River Environmental Partnership actively is seeking new markets and opportunities for contract management services pursuant to expanded governmental privatization efforts.

  On April 1, 1999, NiSource acquired TPC Corporation, a Houston-based natural gas marketing and storage company, for approximately $150 million. TPC owns a 66% equity interest in Market Hub Partners, L.P., which operates salt cavern storage facilities for natural gas. As a result of its acquisition of TPC, NiSource owns an approximately 78% equity interest in Market Hub Partners.

  NiSource was incorporated in 1987 under the laws of the State of Indiana. NiSource's principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410. Its telephone number is (219) 853-5200.

                                CAPITAL MARKETS

  NiSource Capital Markets, Inc. is a wholly-owned subsidiary of NiSource that engages in financing activities to generate funds for the business operations of NiSource and its wholly-owned subsidiaries (excluding Northern Indiana).

  On April 4, 1989, Capital Markets and NiSource entered into a Support Agreement, which subsequently was amended as of May 15, 1989, December 10, 1990, and February 14, 1991 (as so amended, the "Support Agreement"). Under the Support Agreement, NiSource has agreed, among other things, to ensure the timely payment of principal and interest owed on any debt securities issued by Capital Markets, including any premium payments, with the limitation that no holder of such debt securities will have recourse to or against the stock or assets of Northern Indiana, or against any interest of NiSource or Capital Markets therein. See "Description of the Support Agreement."

  On March 27, 1991, the Commission issued an order pursuant to Section 6(c) of the Investment Company Act of 1940 (the "Investment Company Act") granting an exemption to Capital Markets from all of the provisions of the Investment Company Act, subject to Capital Markets' compliance with the conditions set forth therein.

  Capital Markets was incorporated in 1989 under the laws of the State of Indiana. Capital Markets' principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410. Its telephone number is (219) 853-5200.

                                   THE TRUST

  NIPSCO Capital Trust I is a statutory business trust that was created in December 1998 under the Delaware Business Trust Act (the "Trust Act"). The Trust currently is governed by (i) a declaration of trust dated as of December 17, 1998, that was executed by Capital Markets, as sponsor of the Trust, and by certain trustees of the Trust and (ii) a certificate of trust dated as of December 17, 1998 filed with the Secretary of State of the State of Delaware. Prior to the issuance of the Preferred Securities, the declaration of trust will be amended and restated in its entirety (as so restated, the "Declaration"), substantially in the form filed as an exhibit to the Registration Statement.

  At such time as the Trust issues and sells the Preferred Securities, Capital Markets will purchase the Common Securities in an aggregate liquidation amount equal to at least three percent of the total capital of the Trust. The Common Securities will constitute all of the common securities of the Trust. Upon the sale and issuance of the Trust Securities, the Trust will use all of the proceeds to purchase Debentures. The Trust exists for the exclusive purposes of
(i) selling and issuing the Trust Securities, which represent undivided beneficial ownership interests in the assets of the Trust, (ii) using the proceeds from such sale and issuance to purchase Debentures and (iii) except as otherwise limited in the Declaration, engaging in only those other activities necessary or incidental thereto. The Trust has a term of approximately seven years but may be dissolved earlier as provided in the Declaration.

  The Trust's business and affairs will be conducted initially by five trustees (the "Trustees") appointed by Capital Markets, as sole holder of the Common Securities. Three of the Trustees (the "Regular Trustees") are employees, officers or persons affiliated with Capital Markets. Pursuant to the Declaration, the fourth Trustee is The Chase Manhattan Bank, a financial institution that is unaffiliated with Capital Markets, which serves as institutional trustee under the Declaration (the "Property Trustee") and as indenture trustee for the purposes of complying with the provisions of the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The fifth Trustee is Chase Manhattan Bank Delaware, who will serve as trustee in the State of Delaware (the "Delaware Trustee") for the purpose of complying with the provisions of Trust Act. The Chase Manhattan Bank also will act as trustee (the "Guarantee Trustee") under the Capital Markets' guarantee of the Trust Securities for the purposes of complying with the Trust Indenture Act. See "Description of the Guarantee" and "Description of the Preferred Securities-- Voting Rights; Amendment of Declaration."

  The Property Trustee will own and hold legal title to the Debentures for the benefit of the Trust and the holders of the Trust Securities. The Property Trustee will have the legal power to exercise all of the rights, powers and privileges of a holder of Debentures under the Indenture. In addition, the Property Trustee will establish and maintain exclusive control of a segregated non-interest bearing trust account (the "Property Account") to hold all payments made in respect of the Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will use funds from the Property Account to make distribution payments and any payments on liquidation, redemption or otherwise to the holders of the Trust Securities.

  Capital Markets, as holder of all of the Trust's outstanding Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees, provided that the Trust always will have at least three Trustees. Furthermore, Capital Markets, as issuer of the Debentures, will pay all fees and expenses related to the Trust's ongoing affairs and operations (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes)), including the offering of the Trust Securities. Capital Markets, as issuer of the Debentures, also will be responsible for all of the Trust's obligations (other than with respect to the Trust Securities). See "Description of the Debentures--Payment of Fees and Expenses."

  The rights of the holders of the Preferred Securities, including any economic rights, rights to information and voting rights, are set forth in the Declaration, the Trust Act and the Trust Indenture Act. See "Description of the Preferred Securities."

  The Delaware Trustee's offices are located at 1201 Market Street, Wilmington, Delaware 19801. The Trust's principal place of business is in care of Capital Markets, 801 East 86th Avenue, Merrillville, Indiana 46410. Its telephone number is (219) 853-5200.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of NiSource for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the twelve months ended March 31, 1999. For the purpose of calculating this ratio, "earnings" consist of income from continuing operations before income taxes plus fixed charges, and "fixed charges" consist of interest on all indebtedness, amortization of debt expense, the portion of rental expenses on operating leases deemed to be representative of the interest factor, and preferred stock dividend requirements of consolidated subsidiaries.

                         Year Ended December 31,    Twelve Months
                         ------------------------       Ended
                         1994 1995 1996 1997 1998 March 31, 1999(1)
                         ---- ---- ---- ---- ---- -----------------
Ratio of Earnings to
 Fixed Charges.......... 3.14 3.28 3.21 3.10 2.87       2.87

--------
(1) Results for the twelve months ended March 31, 1999 are not necessarily indicative of results for the fiscal year ending December 31, 1999.

                                USE OF PROCEEDS

  Except as may be set forth in the applicable Prospectus Supplement, the net proceeds from the sale of any securities offered by Capital Markets will be advanced to NiSource and, together with the net proceeds from the sale of any securities offered by NiSource, will be used by NiSource (i) to pay the cash portion of the consideration payable in NiSource's February 1999 acquisition of Bay State and (ii) to repay short-term indebtedness incurred to purchase Common Shares in anticipation of the acquisition of Bay State. Pending application of such net proceeds for specific purposes, such proceeds may be invested in short-term or marketable securities. Information about any short-term indebtedness to be repaid, or any specific allocations of proceeds to a particular purpose that have been made at the date of any Prospectus Supplement, will be described in the Prospectus Supplement.

  The Trust will use all of the proceeds received from the sale of its Trust Securities to purchase Debentures from Capital Markets. Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds to Capital Markets from the sale of the Debentures will be advanced to NiSource and used by NiSource for the purposes described in the preceding paragraph.

                         DESCRIPTION OF THE DEBENTURES

  The following description sets forth certain general terms and provisions of the Debentures to which any Prospectus Supplement may relate. The particular terms and provisions of the Debentures offered by a Prospectus Supplement and the application of these general terms and provisions thereto will be described in the applicable Prospectus Supplement.

  The Debentures will be issued under an indenture dated as of February 14, 1997 (the "Indenture"), among Capital Markets, NiSource and The Chase Manhattan Bank, as trustee (the "Indenture Trustee"), which acts as indenture trustee for the purposes of the Trust Indenture Act. The following summaries of certain terms and provisions of the Debentures and the Indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Indenture and the form of Debenture that are or will be filed as exhibits to the Registration Statement, and to the Trust Indenture Act. Capitalized terms used in this section not otherwise defined in this Prospectus have the meanings set forth in the Indenture. Certain material United States federal income tax consequences applicable to the offering of the Debentures will be described in the applicable Prospectus Supplement.

General

  The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of Capital Markets, whether under the Indenture or any other indenture that Capital Markets may enter into in the future or otherwise.

  The applicable Prospectus Supplement will describe the following terms of the series of Debentures being offered:

    (i) the title of the Debentures;

    (ii) any limit upon the aggregate principal amount of the Debentures;

    (iii) the date or dates on which the principal of the Debentures is payable, or the method of determination thereof;

    (iv) the rate or rates, if any, at which the Debentures will bear interest (including any reset rates and the method by which any such rates will be determined), the date or dates on which any such interest will be payable and any right of Capital Markets to defer any interest payment;

    (v) the place or places where, subject to the terms of the Indenture as described below, the principal and any premium or interest on the Debentures will be payable ("Place of Payment"), and where, subject to the terms of the Indenture as described below under "--Denominations, Registration and Transfer," Capital Markets will maintain an office or agency where Debentures may be presented for registration of transfer or exchange, and where notices and demands to or upon Capital Markets in respect of the Debentures and the Indenture may be made;

    (vi) any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which Debentures may be redeemed, in whole or in part, at the option of Capital Markets pursuant to any sinking fund or otherwise;

    (vii) any obligation of Capital Markets to redeem or purchase the Debentures pursuant to any sinking fund or analogous provision or at the option of a holder, and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Debentures will be redeemed or purchased, in whole or in part, pursuant to such obligation;

    (viii) the denominations in which the Debentures will be issuable;

    (ix) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of or any premium or interest on the Debentures will be payable, or in which the Debentures will be denominated;

    (x) if other than the principal amount thereof, the portion of the principal amount of the Debentures that will be payable upon declaration of acceleration of the maturity thereof;

    (xi) any additional events of default or covenants of Capital Markets or NiSource pertaining to the Debentures;

    (xii) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Debentures and the manner in which such amounts will be determined;

    (xiii) subject to the terms described below under "--Global Debentures," whether the Debentures will be issued in whole or in part in global form and, in such case, the depositary for such global Debentures;

    (xiv) the appointment of any trustee, registrar, paying agent or agents;

    (xv) the terms and conditions of any obligation or right of Capital Markets or any holder to convert or exchange Debentures into other securities; and

    (xvi) any other terms of the Debentures not inconsistent with the provisions of the Indenture.

Denominations, Registration and Transfer

  Unless otherwise specified in the applicable Prospectus Supplement, the Debentures will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof.

  When the Debentures have been issued, Capital Markets will keep at one of its offices or agencies a register in which, subject to such reasonable regulations as it may prescribe, Capital Markets will provide for the registration and transfer of the Debentures. That office or agency will be appointed the security registrar for the purpose of registering and transferring the Debentures. Capital Markets will appoint the Indenture Trustee as securities registrar under the Indenture.

  The holder of any registered Debenture may exchange the Debenture, at its option, for registered Debentures of the same series having the same stated maturity date and original issue date, in any authorized denominations, in like tenor and in the same aggregate principal amount. Such holder may exchange such Debentures by surrendering them at the office or agency of Capital Markets that has been appointed as security registrar for the Debentures. The Debentures may be presented for exchange or for registration of transfer (with the form of transfer endorsed thereon or a satisfactory and duly executed written instrument of transfer), at the office of the securities registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture.

  When a holder of a registered Debenture surrenders such Debenture to be registered for transfer, Capital Markets will execute, and the Indenture Trustee will authenticate and deliver to such holder, in the name of the designated transferee or transferees, one or more new registered Debentures of the same series having the same stated maturity date and original issue date, in any authorized denominations and of like tenor and aggregate principal amount.

  If any Debentures of any series are redeemed, Capital Markets will not be required to issue, register the transfer of or exchange any such Debentures during the 15 business days immediately preceding the date upon which notice of such redemption is given (which notice will identify the serial numbers of the Debentures being redeemed). Furthermore, if any registered Debentures are selected to be either partially or fully redeemed, then Capital Markets will not be required to issue, register or exchange any such Debentures (except for the unredeemed portion of any Debenture being redeemed in part).

Global Debentures

  Unless otherwise specified in the applicable Prospectus Supplement, the Debentures may be issued in whole or in part in global form ("Global Debentures") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement. Global Debentures may be issued only in fully registered form and in either temporary or permanent form. A Global Debenture will be exchangeable for Debentures registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies Capital Markets that it is unwilling or unable to continue as a depositary for such Global Debenture and no successor depositary will have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary will have been appointed, (iii) Capital Markets, in its sole discretion, determines that such Global Debenture will be so exchangeable or (iv) there will have occurred an event of default with respect to the Debentures (an "Indenture Event of Default") with respect to such Debentures. Any Global Debenture that is exchangeable pursuant to the preceding sentence will be exchangeable for Debentures registered in such names as the depositary will direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Debenture.

  Unless and until a Global Debenture is exchanged in whole or in part for the individual Debentures represented thereby, the depositary holding such Global Debenture may transfer such Global Debenture only to its nominee or successor depositary (or vice versa) and only as a whole. Unless otherwise indicated in the applicable Prospectus Supplement for the Debentures, the depositary for the Global Debentures will be The Depository Trust Company. See "Book-Entry Issuance." The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in Global Debentures.

  The specific terms of the depositary arrangement for the Debentures will be described in the applicable Prospectus Supplement. Capital Markets anticipates that the description of the depositary set forth below under "Book-Entry Issuance" generally will apply to any depositary arrangements.

Capital Markets expects that the applicable depositary or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Debenture, immediately will credit the accounts of its participants ("Participants") with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of such Global Debenture as shown on the records of the depositary or its nominee. Capital Markets also expects that payments by Participants to owners of beneficial interests in a Global Debenture held through such Participants ("Beneficial Owners") will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  Unless otherwise specified in the applicable Prospectus Supplement, if at any time the applicable depositary is unwilling, unable or ineligible to continue as depositary for the Debentures, Capital Markets will appoint a successor depositary with respect to the Debentures. If a successor depositary is not appointed by Capital Markets within 90 days after Capital Markets receives such notice or becomes aware of such ineligibility, Capital Markets will issue individual Debentures of such series in exchange for the Global Debenture representing such individual Debentures. In addition, unless otherwise specified in the applicable Prospectus Supplement, Capital Markets may determine at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, to have the Debentures no longer represented by one or more Global Debentures. In such event, Capital Markets will issue individual Debentures of such series in exchange for such Global Debenture or Global Debentures. Furthermore, if Capital Markets so specifies with respect to the Debentures, a Beneficial Owner may receive, on terms acceptable to Capital Markets, the Indenture Trustee and the depositary, individual Debentures in exchange for such beneficial interests, subject to any limitations described in the applicable Prospectus Supplement. In any such instance, a Beneficial Owner will be entitled to physical delivery of individual Debentures equal in principal amount to such beneficial interest and to have such Debentures registered in such owner's name. Individual Debentures so issued will be issued in denominations of $25 and integral multiples thereof unless otherwise indicated in the applicable Prospectus Supplement or otherwise specified by Capital Markets.

Payment and Paying Agents

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and any premium or interest on the Debentures will be made at the office of the Indenture Trustee or at the office of such paying agent or paying agents as Capital Markets may designate from time to time in the applicable Prospectus Supplement. Capital Markets may at any time designate additional paying agents or rescind the designation of any paying agent.

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest on a Debenture will be made to the person or entity in whose name such Debenture is registered at the close of business on the Regular Record Date for such interest, except in the case of interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date ("Defaulted Interest"). At its election, Capital Markets may make payment of Defaulted Interest (i) to the persons in whose names the Debentures are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which will be fixed as provided in the Indenture or
(ii) in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debentures may be listed, and upon such notice as may be required by such exchange, if, after Capital Markets notifies the Indenture Trustee of the proposed payment, the Indenture Trustee deems such manner of payment to be practicable.

Option to Defer Interest Payments

  If so provided in the applicable Prospectus Supplement, so long as an Indenture Event of Default has not occurred and is not continuing, Capital Markets will have the right, at any time and from time to time during the term of the Debentures, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement. At the end of such Extension Period, Capital Markets will pay all interest accrued and unpaid, together with interest thereon compounded quarterly at the rate specified for the Debentures, to the extent permitted by applicable law. During any Extension Period, Capital Markets and NiSource may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of Capital Markets' or NiSource's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Capital Markets or NiSource that rank on a parity with or junior in interest to the Debentures or make any guarantee payments with respect to any guarantee by Capital Markets or NiSource of the debt securities of any subsidiary of Capital Markets or NiSource if such guarantee ranks on a parity with or junior in interest to the Debentures (other than (a) purchases or acquisitions of capital stock of Capital Markets or NiSource in connection with the satisfaction by Capital Markets or NiSource of its obligations under any employee benefit plans or pursuant to any contract or security outstanding on the date of such event requiring Capital Markets or NiSource to purchase capital stock of Capital Markets or NiSource, (b) as a result of a reclassification of Capital Markets' or NiSource's capital stock for another class or series of Capital Markets' or NiSource's capital stock, (c) the purchase of fractional interests in shares of Capital Markets' or NiSource's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) dividends or distributions in capital stock of Capital Markets or NiSource, (e) redemptions or repurchases of any rights pursuant to a rights agreement and (f) payments under the Guarantee).

  Prior to the termination of any Extension Period, Capital Markets may further defer payments of interest by extending the Extension Period; provided that the total duration of any Extension Period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Capital Markets may commence a new Extension Period, subject to the terms set forth in this section. No interest will be due and payable during an Extension Period. If the Property Trustee is the sole holder of the Debentures, Capital Markets will give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice, if applicable, to the NYSE (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record or payment date of such distribution. The Regular Trustees will give notice of Capital Markets' selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee is not the sole holder of the Debentures, Capital Markets will give the holders of the Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which Capital Markets is required to give notice, if applicable, to the NYSE (or other applicable self-regulatory organization) or to holders of the Debentures as of the record or payment date of such related interest payment.

Modification of Indenture

  From time to time, Capital Markets, NiSource and the Indenture Trustee may modify the Indenture without the consent of any holders of Debentures with respect to certain matters, including:

    (i) to evidence the succession of another corporation to Capital Markets or NiSource and the assumption by any such successor of the covenants of Capital Markets or NiSource in the Indenture and the Debentures;

    (ii) to add to the covenants of Capital Markets and NiSource for the benefit of the holders of the Debentures, or to surrender any right or power therein conferred upon Capital Markets or NiSource;

    (iii) to cure any ambiguity or correct or supplement any provision that may be defective or inconsistent with any other provision of the Indenture, provided that such action will not adversely affect the interests of the holders of the Debentures in any material respect;

    (iv) to conform the Indenture to any amendment of the Trust Indenture
  Act;

    (v) to add any additional events of default;

    (vi) to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there is no security outstanding of any series prior to the execution of such modification that is entitled to the benefit of such provision;

    (vii) to secure the Debentures;

    (viii) to establish the form or terms of securities of any series and any related coupons as permitted by the Indenture;

    (ix) to effect the assumption by NiSource or one of its subsidiaries of the obligations of Capital Markets under the Indenture; or

    (x) to evidence or provide for the acceptance of appointment of a successor trustee with respect to the securities of one or more series, to contain such provisions necessary to confirm that all the rights, powers, trusts and duties that the predecessor trustee is not retiring will continue to be vested in the predecessor trustee, and to add to or change any Indenture provisions necessary to provide for or facilitate the administration of the trusts by more than one trustee.

  In addition, Capital Markets, NiSource and the Indenture Trustee may modify certain rights, covenants and obligations of Capital Markets and the rights of holders of the Debentures under the Indenture with the written consent of the holders of at least a majority in aggregate principal amount of Debentures. However, unless each affected holder of Debentures consents, Capital Markets, NiSource and the Indenture Trustee may not extend the maturity of the Debentures, reduce the interest rate or extend the time for payment of interest, change the optional redemption or repurchase provisions in a manner adverse to any holder of Debentures, otherwise modify the terms of payment of the principal of, or interest on, the Debentures or reduce the percentage required for modification.

Indenture Events of Default

  Any one or more of the following events that has occurred and is continuing constitutes an Indenture Event of Default with respect to any series of Debentures (whatever the reason for such Indenture Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) failure to pay any interest on any Debenture of that series for a period of 30 days after such interest becomes due and payable (subject to a valid deferral of interest payments during an Extension Period);

    (ii) failure to pay the principal of (or premium, if any, on) Debentures of that series for a period of three Business Days after such principal (or premium) becomes due, whether at maturity, upon redemption, by declaration or otherwise;

    (iii) failure to deposit any sinking fund payment applicable to the Debentures of that series for a period of three Business Days after such deposit becomes due;

    (iv) failure to observe or perform any other covenant or warranty under the Indenture or the Support Agreement (other than a covenant or warranty included in or pursuant to the Indenture solely for the benefit of one or more series of debt securities other than that series of

  Debentures) for a period of 60 days after written notice has been given, by registered or certified mail, to Capital Markets and NiSource by the Indenture Trustee, or to Capital Markets, NiSource and the Indenture Trustee by the holders of at least 25% in principal amount of that series of Debentures;

    (v) failure to pay in excess of $5 million of the principal or interest of indebtedness under any bond, debenture, note or other evidence of indebtedness for money borrowed by Capital Markets (including a default with respect to debt securities of any series other than that series of Debentures) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Capital Markets, whether such indebtedness now exists or shall hereafter be created, when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an amount in excess of $5 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within a period of 90 days after there shall have been given, by registered or certified mail, to Capital Markets by the Indenture Trustee or to Capital Markets and the Indenture Trustee by the holders of at least 25% in principal amount of that series of Debentures;

    (vi) certain events in bankruptcy, insolvency or reorganization of Capital Markets, NiSource or Northern Indiana; and

    (vii) any other Indenture Event of Default with respect to the Debentures.

  The holders of not less than a majority in outstanding principal amount of any series of Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any series of Debentures may declare the principal due and payable immediately upon an Indenture Event of Default. The holders of a majority in aggregate outstanding principal amount of that series of Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of Debentures that has become due solely by such acceleration) has been cured and there has been deposited with the Indenture Trustee a sum sufficient to pay all overdue interest and all installments of principal due otherwise than by acceleration, interest upon overdue interest at the rates prescribed in that series of Debentures (to the extent lawful), and all sums paid or advanced by the Indenture Trustee.

  The holders of not less than a majority in outstanding principal amount of any series of Debentures affected thereby may waive, on behalf of the holders of all of the Debentures of that series, any past default under the Indenture except for a default (i) in the payment of the principal of or interest on any Debenture (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee) or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Debenture affected thereby.

  In the event an Indenture Event of Default occurs and is continuing as to any Debentures held by the Trust, the Property Trustee will have the right to declare the principal of and the interest on such Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Debentures. The holders of the Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Debentures. See "Description of the Preferred Securities--Voting Rights; Amendment of Declaration." If the Property Trustee fails to enforce its rights under the Debentures after a holder of Preferred Securities has made a written request, the holder of Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding directly against Capital Markets to enforce the Property Trustee's rights under the Indenture without first instituting any legal proceeding against the Property Trustee or any other person or entity.

Notwithstanding the foregoing, if an Indenture Event of Default has occurred and is continuing and such event is attributable to the failure of Capital Markets to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may institute a proceeding directly against Capital Markets (a "Direct Action") to enforce payment to such holder of the principal or interest on the Debentures having an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder.

Certain Indenture Covenants

  Although the Indenture contains certain covenants, described below, with respect to limitations on liens and merger or consolidation, these covenants do not focus on the debt incurred in many types of transactions and do not otherwise afford protection to holders of Debentures in the event of a highly leveraged transaction that is not in violation of the covenants. Capital Markets does not currently intend to include any covenants or other provisions affording such protection in the Debentures. If Capital Markets determines in the future that it is desirable to include covenants or other provisions of this type in any series of securities, they will be described in the applicable Prospectus Supplement for that series.

 Limitation on Liens

  Neither Capital Markets nor NiSource will, nor will NiSource permit any subsidiary other than a utility, to issue, assume or guarantee any debt for money borrowed (for purposes of this paragraph, "Debt"), secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as "mortgage") upon any property of Capital Markets, NiSource or any such subsidiary (other than a utility), except indebtedness issued by any such subsidiary and owned by NiSource or any other such subsidiary (whether such property or indebtedness is owned at the date of the Indenture or thereafter acquired), without effectively securing the Debentures equally and ratably with (or prior to) such Debt. The foregoing restrictions do not apply to:

    (i) mortgages on any property, acquired, constructed or improved by NiSource or any of the subsidiaries other than the utilities after the date of the Indenture which are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of the Indenture, or, in addition to mortgages contemplated by clauses (ii) and (iii) below, mortgages on any property existing at the time of acquisition thereof, provided that the mortgages shall not apply to any property theretofore owned by NiSource or any such subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located;

    (ii) existing mortgages on any property or indebtedness of a corporation which is merged with or into or consolidated with NiSource or a subsidiary;

    (iii) mortgages on property or indebtedness of a corporation existing at the time such corporation becomes a subsidiary;

    (iv) mortgages to secure Debt of a subsidiary to NiSource or to another subsidiary other than a utility;

    (v) mortgages in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages, including, without limitation, mortgages to secure Debt of the pollution control or industrial revenue bond type;

    (vi) mortgages to secure loans to NiSource or any subsidiary other than a utility maturing within 12 months from the creation thereof and made in the ordinary course of business;

    (vii) mortgages on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose;

    (viii) mortgages existing on the date of the Indenture; and

    (ix) mortgages for the sole purposes of extending, renewing or replacing in whole or in part Debt secured by any mortgage referred to in the foregoing clauses (i) to (viii), inclusive, or this clause (ix); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property or indebtedness which secured the mortgage so extended, renewed or replaced (plus improvements on such property). Furthermore, such restrictions do not apply to the issuance, assumption or guarantee by NiSource or any subsidiary of Debt secured by a mortgage which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt (not including secured Debt permitted under the foregoing exceptions), does not exceed 5 percent of consolidated net tangible assets of NiSource and the subsidiaries (other than the utilities), determined in accordance with generally accepted accounting principles and as of a date not more than 90 days prior to the happening of the event for which such determination is being made. For purposes of the foregoing, "consolidated net tangible assets" means the total amount of assets appearing on a consolidated balance sheet of NiSource and the subsidiaries (other than the utilities), less, without duplication, (i) all current liabilities (excluding any thereof which are by their terms extendable or renewable at the sole option of the obligor thereon without requiring the consent of the obligee to a date more than 12 months after the date on which the determination of consolidated net tangible assets is made), (ii) all reserves for depreciation and other asset valuation reserves but excluding any reserves for deferred Federal income taxes arising from accelerated amortization or otherwise, (iii) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expenses carried as an asset on said balance sheet, and (iv) all appropriate adjustments on account of minority interests of other persons holding common shares or stock in any subsidiary.

  Consolidation, Merger, Sale of Assets and Other Transactions

  The Indenture provides that neither Capital Markets nor NiSource may consolidate with or merge into any other person or entity or convey, transfer or lease its properties and assets substantially as an entirety to any person unless (i) the corporation formed by any such consolidation or continuing in such merger, or the person that acquires by conveyance or transfer, or that leases, its properties and assets substantially as an entirety will be a corporation organized and existing under the laws of any domestic jurisdiction and will expressly assume, in the case of Capital Markets, its obligations under the Debentures and the Indenture and, in the case of NiSource, its obligations under the Indenture and the Support Agreement, (ii) immediately after giving effect to such transaction, no Indenture Event of Default, and no event that, after notice or lapse of time, would become an Indenture Event of Default, will have happened and be continuing and (iii) Capital Markets or NiSource will have delivered to the Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

  Capital Markets covenants and agrees that if, upon any consolidation or merger of Capital Markets with or into any other corporation, or upon any consolidation or merger of any other corporation with or into Capital Markets, or upon any sale or conveyance of all or substantially all of the property and assets of Capital Markets to any other corporation, any property of Capital Markets or any subsidiary or any indebtedness issued by any subsidiary owned by Capital Markets or by any subsidiary immediately prior thereto would thereupon become subject to any mortgage, security interest, pledge, lien or other encumbrance not permitted by the Indenture, Capital Markets, prior to or concurrently with such consolidation, merger, sale or conveyance, will by indenture supplemental hereto effectively secure the securities then outstanding (equally and ratably with (or prior to) any other indebtedness of or guaranteed by Capital Markets or such subsidiary then entitled thereto) by a direct lien on such property of Capital Markets or any subsidiary or such indebtedness issued by a subsidiary, prior to all liens other than any theretofore existing thereon.

Satisfaction and Discharge

  The Indenture provides that when all Debentures of any series not previously delivered to the Indenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of redemption by the Indenture Trustee in the name, and at the expense of, Capital Markets, and Capital Markets deposits or causes to be deposited with the Indenture Trustee, as trust funds in trust dedicated solely for such purpose, an amount in the currency or currencies in which such Debentures are payable sufficient to pay and discharge the entire indebtedness on the Debentures of that series not previously delivered to the Indenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity, as the case may be, then the Indenture will cease to be of further effect with respect to that series (except as to Capital Markets' obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and Capital Markets will be deemed to have satisfied and discharged the Indenture with respect to that series. At the expense of Capital Markets, the Indenture Trustee will execute proper instruments acknowledging such satisfaction and discharge.

Redemption

  Unless otherwise indicated in the applicable Prospectus Supplement, the Debentures will not be subject to any sinking fund.

  Unless otherwise indicated in the applicable Prospectus Supplement, Capital Markets may redeem, at its option, the Debentures in whole at any time or in part from time to time, at the redemption price set forth in the applicable Prospectus Supplement plus accrued and unpaid interest to the date fixed for redemption. If the Debentures are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, then the applicable Prospectus Supplement will specify such date or describe such conditions.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at such holder's registered address. Unless Capital Markets defaults in the payment of the redemption price, interest will cease to accrue on such Debentures or portions thereof called for redemption on and after the redemption date.

Governing Law

  The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Indenture Trustee

  The Indenture Trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee has no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder of a Debenture, unless the Indenture Trustee is offered reasonable security or indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur any personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Indenture Trustee reasonably believes that repayment of funds or adequate indemnity is not reasonably assured to it.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The following description sets forth certain general terms and provisions of the Preferred Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the Preferred Securities offered by a Prospectus Supplement and the application of these general terms and provisions thereto will be described in the applicable Prospectus Supplement.

  The Regular Trustees, on behalf of the Trust and pursuant to the Declaration, will issue one class of Preferred Securities and one class of Common Securities. The Trust Securities will represent undivided beneficial ownership interests in the assets of the Trust. The following summaries of certain terms of the Preferred Securities and certain provisions of the Declaration do not purport to be complete, and reference is hereby made to the Trust Indenture Act and the copy of the Declaration, including definitions of certain terms used therein, that is filed as an exhibit to the Registration Statement. Capitalized terms used in this section not otherwise defined in this Prospectus have the meanings set forth in the Declaration, and references to "Debentures" are to the series of Debentures purchased by the Trust with the proceeds from the sale of the Trust Securities. Certain material United States federal income tax consequences applicable to the offering of the Preferred Securities will be described in the applicable Prospectus Supplement.

General

  Except as described below under "--Subordination of Common Securities," the Preferred Securities will rank on a parity, and payments will be made thereon proportionately, with the Common Securities. The Property Trustee will hold legal title to the Debentures in trust for the benefit of the holders of the Trust Securities. The Guarantee Agreement executed by Capital Markets for the benefit of the holders of the Preferred Securities (the "Guarantee") will be a guarantee with respect to the Preferred Securities but will not guarantee the payment of Distributions or any amounts payable on redemption or liquidation of the Preferred Securities when the Trust does not have funds on hand available to make such payments. See "Description of the Guarantee." Certain material U.S. federal income tax consequences and special considerations applicable to the Preferred Securities will be described in the applicable Prospectus Supplement.

Distributions

  Distributions on each Preferred Security will accumulate and be payable at a rate specified in the applicable Prospectus Supplement. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed per 30-day month unless otherwise specified in the applicable Prospectus Supplement. Distributions that are in arrears will accumulate additional distributions at the rate per annum if and as specified in the applicable Prospectus Supplement ("Additional Amounts"). The term

"Distributions" means cumulative cash distributions that accumulate at the per annum rate specified in the applicable Prospectus Supplement, together with any Additional Amounts unless otherwise stated.

  Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as are specified in the applicable Prospectus Supplement. If the date on which any Distributions on the Trust Securities are payable (each, a "payment date") is not a Business Day (as defined below), then payment of such Distributions will be made on the next Business Day (without any interest or other payment in respect of any such delay), provided that if such next Business Day falls in the next calendar year, then payment of such Distributions will be made on the Business Day preceding the payment date. Each date on which Distributions are payable is hereinafter referred to as a "Distribution Date." A "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed, or a day on which the Indenture Trustee, or the principal office of the Property Trustee, is closed for business.

  If provided in the applicable Prospectus Supplement, Capital Markets will have the right under the Indenture to defer payments of interest on the Debentures from time to time by extending the applicable interest payment period for a period or periods that will be specified in the applicable Prospectus Supplement (each, an "Extension Period"). If Capital Markets exercises its right to defer interest payments on the Debentures, then any payments of Distributions on the Preferred Securities also would be deferred. During an Extension Period, interest will continue to accrue on the Debentures (compounded quarterly), and, as a result, Distributions would continue to accumulate at the rate per annum if and as specified in the applicable Prospectus Supplement. During any Extension Period, Capital Markets and NiSource may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Capital Markets' or NiSource's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Capital Markets or NiSource that rank on a parity with or junior in interest to the Debentures or make any guarantee payments with respect to any guarantee by Capital Markets or NiSource of the debt securities of any subsidiary of Capital Markets or NiSource if such guarantee ranks on a parity with or junior in interest to the Debentures (other than (a) purchases or acquisitions of capital stock of Capital Markets or NiSource in connection with the satisfaction by Capital Markets or NiSource of its obligations under any employee benefit plans or pursuant to any contract or security outstanding on the date of such event requiring Capital Markets or NiSource to purchase capital stock of Capital Markets or NiSource, (b) as a result of a reclassification of Capital Markets' or NiSource's capital stock or the exchange or conversion of one class or series of Capital Markets' or NiSource's capital stock for another class or series of Capital Markets' or NiSource's capital stock, (c) the purchase of fractional interests in shares of Capital Markets' or NiSource's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(d) dividends or distributions in capital stock of Capital Markets or NiSource,
(e) redemptions or repurchases of any rights pursuant to a rights agreement and
(f) payments under the Guarantee). Prior to the termination of any Extension Period, Capital Markets may further extend the Extension Period, but the total duration of any such Extension Period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Once any Extension Period terminates and Capital Markets has paid all amounts then due, Capital Markets may commence a new Extension Period, provided that such Extension Period together with all extensions thereof may not exceed 20 quarters or extend beyond the stated maturity of the Debentures. See "Description of the Debentures--Option to Defer Interest Payments." Once an Extension Period has terminated, any deferred Distributions, including accumulated Additional Amounts, will be paid to those holders of record of the Trust Securities appearing on the books and records of the Trust on the first record date following the termination of such Extension Period.

  It is expected that any revenue available for the payment of Distributions to holders of the Preferred Securities will be limited to payments made to the Trust by Capital Markets under the Debentures. If Capital Markets does not make interest payments on the Debentures, then the Property Trustee will not have any funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by Capital Markets as set forth under the Guarantee. See "Description of the Guarantee."

  The Property Trustee will pay Distributions to the holders of the Preferred Securities as such holders appear on the Trust's securities register on the relevant record dates. As long as the Preferred Securities are represented by one or more Global Securities, the relevant record dates will be the close of business on the Business Day next preceding each Distribution Date, unless a different regular record date is established or provided for the corresponding interest payment date on the Debentures. Subject to any applicable laws and regulations and the provisions of the Declaration, unless otherwise specified in the applicable Prospectus Supplement, each such payment will be made as described under "Book-Entry Issuance." If any Preferred Securities are not represented by Global Securities, then the relevant record date for such Preferred Securities will be the fifteenth Business Day prior to the relevant Distribution Date, that is specified in the applicable Prospectus Supplement.

Redemption or Exchange

  Mandatory Redemption. Unless otherwise specified in the applicable Prospectus Supplement, if the Debentures held by the Trust are repaid or redeemed in whole or in part, either upon their maturity date or earlier, then the Property Trustee will use the proceeds from such repayment or redemption to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Debentures being repaid or redeemed. The redemption price per Trust Security will be equal to the aggregate stated amount of the Trust Securities being redeemed plus any accumulated and unpaid Distributions thereon to the date of redemption plus the related amount of the premium, if any, paid by Capital Markets upon the concurrent redemption of the Debentures (the "Redemption Price"). In the event of a partial redemption, the Trust Securities will be redeemed among all of the holders of Trust Securities on a pro rata basis. Holders of the Trust Securities will receive at least 30 days but not more than 60 days notice of such redemption.

  Tax Event Redemption. If a Tax Event occurs and is continuing, Capital Markets will have the right to redeem the Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Tax Event. In the event a Tax Event has occurred and is continuing and Capital Markets does not elect to redeem the Debentures (thereby causing a mandatory redemption of such Preferred Securities) or to liquidate the Trust (causing the Debentures to be distributed to holders of the Trust Securities in exchange therefor upon liquidation of the Trust as described above), the Preferred Securities will remain outstanding.

  "Tax Event" means the receipt by Capital Markets and the Trust of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date on which the Preferred Securities are issued and sold, there is more than an insubstantial risk that (i) the Trust is, or within 90 days of the date of such opinion will be, subject to the United States federal income tax with respect to income received or accrued on the Debentures, (ii) interest payable by Capital Markets on the Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by Capital Markets, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  Distribution of Debentures. Unless otherwise specified in the applicable Prospectus Supplement, Capital Markets will have the right to dissolve the Trust at any time and, after satisfaction of any liabilities to creditors of the Trust as provided by applicable law, to cause the Debentures to be distributed pro rata to the holders of the Trust Securities in liquidation of the Trust.

  After the date fixed for any distribution of Debentures, (i) the Preferred Securities will no longer be deemed to be outstanding and (ii) any certificates representing the Preferred Securities will be deemed to represent Debentures in a principal amount equal to the stated liquidation amount of the Preferred Securities, bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Preferred Securities, until such certificates are presented to the Regular Trustees or their agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Preferred Securities or for the Debentures that may be distributed in exchange for Preferred Securities upon dissolution or liquidation of the Trust. Accordingly, the Preferred Securities that an investor may purchase, or the Debentures that such investor may receive upon dissolution or liquidation of the Trust, may trade at a discount to the price that such investor paid to purchase the Preferred Securities offered hereby.

Redemption Procedures

  Any Preferred Securities being redeemed will be redeemed by the Trust at the applicable Redemption Price with the proceeds received by the Trust from the contemporaneous redemption of the Debentures by Capital Markets. Redemptions of Preferred Securities will be made and the applicable Redemption Price will be payable only to the extent that the Trust has funds on hand available for the payment of such Redemption Price.

  If the Trust notifies the holders of the Preferred Securities of a redemption and if the Preferred Securities to be redeemed are issued in global form, then on the applicable redemption date, the Property Trustee will deposit irrevocably with the depositary for the Preferred Securities funds sufficient to pay the applicable redemption price, to the extent funds are available. In addition, the Property Trustee will give the depositary irrevocable instructions and authority to pay the redemption price to the beneficial owners of the Preferred Securities. If the Preferred Securities are not issued in global form, then the Property Trustee will pay the applicable Redemption Price to the holders of the Preferred Securities by check mailed to their respective addresses appearing on the register of the Trust on the redemption date. In addition, the Property Trustee will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to a redemption date for the Preferred Securities will be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If a notice of redemption has been given and funds have been deposited as required, then upon the date of such deposit, all of the rights of the holders of the Preferred Securities to be redeemed will cease, except for the right of such holders to receive the Redemption Price (without interest thereon), and the Preferred Securities will cease to be outstanding. If the redemption date is not a Business Day, then payment of the applicable Redemption Price will be made on the next Business Day (and without any interest or other payment in respect of any such delay). If, however, the next Business Day falls in the next calendar year, then payment of the Redemption Price will be made on the Business Day preceding the redemption date.

  If any payments for the redemption of any Preferred Securities are improperly withheld or refused and not paid either by the Trust or by Capital Markets pursuant to the Guarantee, then Distributions on the Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust until the date upon which such redemption payments actually are paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the applicable redemption price.

  Subject to the Declaration and applicable law (including, without limitation, U.S. federal securities laws), Capital Markets or its subsidiaries may purchase at any time and from time to time outstanding Preferred Securities by tender, in the open market or by private agreement.

  Any notice of the redemption of Trust Securities or the distribution of Debentures in exchange for Trust Securities will be mailed to each holder of Preferred Securities being so redeemed at least 30 days but not more than 60 days before the applicable redemption date, at such holder's registered address. Unless Capital Markets defaults in the payment of the redemption price on the Debentures, interest will cease to accrue on the Debentures or portions thereof (and Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption on and after the redemption date.

Subordination of Common Securities

  The payment of Distributions on, and any payment upon redemption of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on their respective liquidation amounts. If, however, an Indenture Event of Default (which constitutes a "Trust Enforcement Event" under the Declaration) has occurred and continues on any Distribution Date or redemption date, then the amounts payable on such date will not be made on any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of any Common Securities will be made until all accumulated and unpaid Distributions or redemption payments, as the case may be, on all of the outstanding Preferred Securities for which Distributions are to be paid or that have been called for redemption, as the case may be, are fully paid. See "Description of Debentures--Indenture Events of Default." All funds available to the Property Trustee first will be applied to the payment in full in cash of all Distributions on, or the redemption price of, the Preferred Securities then due and payable. The Trust will not issue any securities or other interests in the assets of the Trust other than the Preferred Securities and the Common Securities.

  In the event that a Trust Enforcement Event has occurred and is continuing with respect to the Preferred Securities, then Capital Markets, as sole holder of the Common Securities, will be deemed to have waived any right to act with respect to any such Trust Enforcement Event until the effect of such Trust Enforcement Event with respect to the Preferred Securities has been cured, waived or otherwise eliminated. Until such Trust Enforcement Event has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of Capital Markets, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf. See "--Trust Enforcement Events; Notice."

Dissolution of the Trust and Distributions upon Dissolution

  Unless otherwise specified in the applicable Prospectus Supplement pursuant to the Declaration, the Trust will automatically dissolve upon the expiration of its term or, if earlier, shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of Capital Markets or NiSource; (ii) the written direction to the Property Trustee from Capital Markets at any time to dissolve the Trust and to distribute the Debentures in exchange for the Trust Securities; (iii) redemption of all of the Preferred Securities as described under "--Redemption or Exchange--

Mandatory Redemption"; and (iv) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

  If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities in exchange therefor Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event the holders of the Trust Securities will be entitled to receive out of the assets of the Trust distributions in cash or other immediately available funds to the extent such funds are available for distribution after satisfaction of the Trust's liabilities to any creditors (the "Liquidation Distributions"). The amount of each Liquidation Distribution will be equal to the aggregate of the stated liquidation amount plus accumulated and unpaid Distributions thereon to the date of payment. If, however, Debentures are to be distributed in connection with such Liquidation, then the holders of the Trust Securities will receive Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Securities, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid Distributions on, such Trust Securities.

  If the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay the aggregate Liquidation Distribution in full, then the amounts payable directly by the Trust on the Trust Securities will be paid on a pro rata basis. Capital Markets, as sole holder of the Common Securities, will be entitled to receive Liquidation Distributions on a pro rata basis with the Holders of the Preferred Securities, except that if an Indenture Event of Default has occurred and is continuing, then the Preferred Securities will have a preference over the Common Securities with regard to such Liquidation Distributions.

Trust Enforcement Events; Notice

  Under the Declaration, holders of Trust Securities have certain rights in the event that any Indenture Event of Default has occurred and continues with respect to the Trust Securities issued thereunder. See "Description of Debentures--Indenture Events of Default." If a Trust Enforcement Event has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon dissolution of the Trust, as described above.

  The Property Trustee will transmit by mail, first class postage prepaid, notice of such Trust Enforcement Event to the holders of the Trust Securities within 90 days of the occurrence of the Trust Enforcement Event unless such Trust Enforcement Event has been cured before the giving of such notice. Capital Markets and the Regular Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration as well as any reports that may be required to be filed by them under the Trust Indenture Act.

Removal of Trustees

  Any Trustee may be removed with or without cause at any time by the holder of the Common Securities. The removal of a Property Trustee or a Delaware Trustee, however, will not be effective until a successor Trustee possessing the qualifications to act as a Property Trustee or Delaware Trustee, as the case may be, has accepted its appointment in accordance with the provisions of the Declaration. If an Indenture Event of Default has occurred and continues, the Property Trustee and the Delaware Trustee may be removed by a majority of the stated liquidation amount of the Preferred Securities.

Merger or Consolidation of Trustees

  Any entity into which the Property Trustee, the Delaware Trustee or any Regular Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee may be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Declaration, provided that such entity is otherwise qualified and eligible.

Mergers, Consolidations or Amalgamations

  The Trust may not consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. At the request of Capital Markets and with the consent of a majority of the Regular Trustees, and without the consent of the holders of the Preferred Securities, the Delaware Trustee or the Property Trustee, the Trust may consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties substantially as an entirety to a trust organized as such under the laws of any state. Such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease will be subject, however, to the following limitations:

    (i) if the Trust is not the successor entity, then the successor entity either must (a) expressly assume all of the Trust"s obligations with respect to the Trust Securities or (b) substitute for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as such Successor Securities rank the same as the Trust Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

    (ii) Capital Markets must expressly appoint a trustee of a successor entity possessing the same powers and duties as the Property Trustee as the holder of the Debentures;

    (iii) the Preferred Securities or any Successor Securities must be listed, or upon notification of issuance will be listed, on any national securities exchange or with any other organization on which the Preferred Securities are then listed or quoted;

    (iv) such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization;

    (v) such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect;

    (vi) such successor entity must have a purpose substantially identical to that of the Trust;

    (vii) prior to such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, Capital Markets must have received an opinion of independent counsel to the Trust experienced in such matters to the effect that (a) such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect; (b) following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (c) following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, the Trust (or the successor entity) will continue to be classified as a grantor trust for U.S. federal income tax purposes;

    (viii) Capital Markets or any permitted successor or assignee must own all of the Common Securities and must guarantee the obligations of such successor entity under the Successor Securities, at least to the extent provided by the Guarantee; and

    (ix) such successor entity must expressly assume all of the obligations of the Trust.

Notwithstanding the foregoing, unless holders of 100% in aggregate liquidation amount of the Trust Securities give their consent, the Trust will not consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate with, convert into, amalgamate or merge with or into, or replace it, if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes or would cause each holder of Trust Securities not to be treated as owning an undivided beneficial ownership interest in the Debentures.

Voting Rights; Amendment of Declaration

  Except as provided below and under "Description of the Guarantee--Amendments; Assignment" and as otherwise required by the Declaration, the Business Trust Act, the Trust Indenture Act and other applicable law, the holders of the Trust Securities will have no voting rights.

  Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration. This includes the right to direct the Property Trustee, as holder of the Debentures, to (i) exercise the remedies available to it under the Indenture, (ii) consent to any amendment or modification of the Indenture or the Debentures where such consent will be required or (iii) waive any past default and its consequences that are waivable under the Indenture; provided that if an Indenture Event of Default has occurred and is continuing, then the holders of 25% of the aggregate stated liquidation amount of the Preferred Securities may direct the Property Trustee to declare the principal of and interest on the Debentures due and payable; and provided further that where a consent or action under the Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Debentures affected thereby, the Property Trustee only may give such consent or take such action at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the Preferred Securities. The Property Trustee will notify all holders of the Preferred Securities of any notice of any Indenture Event of Default that it has received from Capital Markets. Such notice will state that such Indenture Event of Default also constitutes an Trust Enforcement Event. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee will have no obligation to take any of the actions described in clause (i) or (ii) above unless it first has obtained an opinion of independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for U.S. federal income tax purposes and that each holder of Trust Securities will be treated as owning an undivided beneficial ownership interest in the Debentures.

  If the consent of the Property Trustee, as the holder of the Debentures, is required under the Indenture with respect to any amendment or modification of the Indenture, the Property Trustee will request the direction of the holders of the Trust Securities with respect to such amendment or modification and will vote with respect to such amendment or modification as directed by the holders of a majority in stated liquidation amount of the Trust Securities voting together as a single class;

provided that where a consent under the Indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the Debentures, the Property Trustee only may give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the Trust Securities. The Property Trustee will not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes as a result of such action, and that each holder of Trust Securities will be treated as owning an undivided beneficial ownership interest in the Debentures.

  A waiver of an Indenture Event of Default with respect to the Debentures will constitute a waiver of the corresponding Trust Enforcement Event.

  Any required approval or direction of the holders of the Preferred Securities may be given at a separate meeting of holders of the Preferred Securities convened for such purpose, at a meeting of all of the holders of the Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which the holders of the Preferred Securities are entitled to vote to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for the delivery of proxies.

  No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel the Preferred Securities or distribute the Debentures in accordance with the Declaration and the terms of the Trust Securities.

  Notwithstanding that holders of the Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by Capital Markets, the Trustees or any entity directly or indirectly controlled by, or under direct or indirect common control with, Capital Markets or any Trustee will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

  Except during the continuance of an Indenture Event of Default, the holders of the Preferred Securities will have no rights to appoint or remove the Trustees, who may be appointed, removed or replaced solely by Capital Markets as the holder of all of the Common Securities. If an Indenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed and replaced by the holders of a majority in liquidation amount of the Preferred Securities.

  Generally, the Declaration may be amended without the consent of the holders of the Trust Securities, if such amendment does not have a material adverse effect on certain rights, preferences or privileges of the holders of the Trust Securities. Any amendment, however, that affects the powers, preferences or special rights of the Trust Securities, or results in the dissolution, winding-up or termination of the Trust (other than pursuant to the Declaration), will not be effective unless the holders of at least 66 2/3% of the stated liquidation amount of the Trust Securities have approved such amendment. However, if an amendment affects only the powers, preferences or special rights of Preferred Securities or the Common Securities, then such approval is required only from the holders of the affected class. Further, any amendment that changes the amount or timing of any Distribution or otherwise adversely affects the amount of any Distribution required to be made in respect of the Trust Securities, or any amendment that restricts the rights of a holder of Trust Securities to institute a suit for the enforcement of payment of Distributions, will not be effective unless each holder of Trust Securities has approved such amendment.

Global Preferred Securities

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Securities may be issued in whole or in part in global form ("Global Preferred Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement. Global Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a Global Preferred Security is exchanged in whole or in part for the individual Preferred Securities represented thereby, the depositary holding such Global Preferred Security may transfer such Global Preferred Security only to its nominee or successor depositary (or vice versa) and only as a whole. Unless otherwise indicated in the applicable Prospectus Supplement for the Preferred Securities, the depositary for the Global Preferred Securities will be The Depository Trust Company. See "Book-Entry Issuance." The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in Global Preferred Securities.

  The specific terms of the depositary arrangement for the Preferred Securities will be described in the applicable Prospectus Supplement. Capital Markets anticipates that the description of the depositary set forth below under "Book-Entry Issuance" generally will apply to any depositary arrangements. Capital Markets expects that the applicable depositary or its nominee, upon receipt of any payment of liquidation amount, premium or Distributions in respect of a permanent Global Preferred Security representing any of the Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of such Global Preferred Security as shown on the records of the depositary or its nominee. Capital Markets also expects that payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  Unless otherwise specified in the applicable Prospectus Supplement, if at any time the depositary is unwilling, unable or ineligible to continue as a depositary for the Preferred Securities, the Trust will appoint a successor depositary with respect to the Preferred Securities. If a successor depositary is not appointed by the Trust within 90 days after the Trust receives such notice or becomes aware of such ineligibility, the Trust's election that the Preferred Securities be represented by one or more Global Securities will no longer be effective, and a Regular Trustee on behalf of the Trust will execute, and the Property Trustee will authenticate and deliver, Preferred Securities in definitive registered form, in any authorized denominations, in an aggregate stated liquidation amount equal to the principal amount of the Global Preferred Securities representing the Preferred Securities in exchange for such Global Preferred Securities. In addition, the Trust may at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, determine not to have any Preferred Securities represented by one or more Global Preferred Securities, and, in such event, a Regular Trustee on behalf of the Trust will execute and the Property Trustee will authenticate and deliver Preferred Securities in definitive registered form, in an aggregate stated liquidation amount equal to the principal amount of the Global Preferred Securities representing such Preferred Securities, in exchange for such Global Preferred Securities.

Payment and Paying Agency

  Payments in respect of the Preferred Securities will be made to the applicable depositary, which will credit the relevant Participants' accounts on the applicable Distribution dates or, if the Preferred Securities are not held by a depositary, such payments will be made by check mailed to the address of the holder entitled thereto as such address will appear on the Trust's security register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent for the Preferred Securities initially will be the Property Trustee. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the Property Trustee and Capital Markets.

Registrar and Transfer Agent

  Unless otherwise specified in the applicable Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but the Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of Preferred Securities.

Payment of Fees and Expenses

  Capital Markets will pay all fees and expenses related to (i) the offering of the Trust Securities and the Debentures, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Regular Trustees and (iv) the enforcement by the Property Trustee of the rights of the holders of the Preferred Securities.

Information Concerning the Property Trustee

  The Property Trustee will not be liable for any action taken, suffered or omitted to be taken by it without negligence, in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Declaration. The Property Trustee will be under no obligation to exercise any rights or powers vested in it by the Declaration at the request or direction of any holder of Trust Securities, unless such holder provides the Property Trustee security and indemnity, reasonably satisfactory to the Property Trustee, against the costs and expenses and liabilities that might be incurred by it in complying with such request or direction.

Governing Law

  The Declaration and the Preferred Securities will be governed by, construed and interpreted in accordance with the laws of the State of Delaware.

                          DESCRIPTION OF THE GUARANTEE

  The following description sets forth certain general terms and provisions of the Guarantee to which any Prospectus Supplement may relate. The particular terms and provisions of the Guarantee and the application of these general terms and provisions thereto will be described in the applicable Prospectus Supplement.

  Pursuant to and for the purposes of compliance with the Trust Indenture Act, the Guarantee will qualify as an indenture, and The Chase Manhattan Bank will act as trustee under the Guarantee (the "Guarantee Trustee") and hold the Guarantee for the benefit of the holders of the Trust Securities. The following summaries of certain terms and provisions of the Guarantee do not purport to be complete and are subject to, and qualified in their entirety by reference to, the form of Guarantee (including the definitions therein of certain terms) that is filed as an exhibit to the Registration Statement, and to the Trust Indenture Act. Capitalized terms used in this section not otherwise defined in this Prospectus have the meanings set forth in the Guarantee.

General

  To the extent set forth in the Guarantee and except to the extent paid by the Trust, Capital Markets will irrevocably and unconditionally agree to pay the holders of the Trust Securities the Guarantee Payments (as defined below), in full, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The payments subject to the Guarantee (the "Guarantee Payments") include:

    (i) any accumulated and unpaid Distributions that are required to be paid on the Trust Securities, to the extent the Trust has funds available therefor;

    (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption, with respect to the Trust Securities upon the redemption of the Debentures held by the Trust if a Tax Event occurs or upon maturity of the Debentures, to the extent the Trust has funds available therefor;

    (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Debentures held by the Trust to the holders in exchange for the Trust Securities, as provided in the Declaration), the lesser of (a) the aggregate of the stated liquidation amount and all accumulated and unpaid Distributions on the Trust Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Trust Securities in liquidation of the Trust.

Capital Markets' obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Capital Markets to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

  If a Trust Enforcement Event has occurred and is continuing, the rights of holders of the Common Securities to receive Guarantee Payments will be subordinated to the rights of holders of Preferred Securities to receive Guarantee Payments. See "Description of the Preferred Securities--Subordination of Common Securities."

  The Guarantee will apply only to the extent the Trust has funds available to make payments with respect to the Trust Securities. If Capital Markets does not make interest payments on the Debentures owned by the Trust, the Trust will not have funds available to pay Distributions on the Preferred Securities.

  Through the Guarantee, the Debentures and the Indenture, taken together, Capital Markets has fully and unconditionally guaranteed all of the Trust's obligations under the Trust Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Declaration. See "Relationship Among the Preferred Securities, the Debentures and the Guarantee."

Status of the Guarantee

  The Guarantee will constitute a guarantee of payment and not of collection. The beneficiaries of the Guarantee may institute a legal proceeding directly against Capital Markets to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity.

Certain Covenants of Capital Markets

  Capital Markets will covenant that, so long as any Trust Securities remain outstanding, if an Event of Default occurs under the Guarantee or a Trust Enforcement Event occurs under the

Declaration and written notice of such event has been given to Capital Markets, then Capital Markets and NiSource may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of Capital Markets' or NiSource's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Capital Markets or NiSource that rank on a parity with or junior in interest to the Debentures or make any guarantee payments with respect to any guarantee by Capital Markets or NiSource of the debt securities of any subsidiary of Capital Markets or NiSource if such guarantee ranks on a parity with or junior in interest to the Debentures (other than (a) purchases or acquisitions of capital stock of Capital Markets or NiSource in connection with the satisfaction by Capital Markets or NiSource of its obligations under any employee benefit plans or the satisfaction by Capital Markets or NiSource of its obligations pursuant to any contract or security outstanding on the date of such event requiring Capital Markets or NiSource to purchase capital stock of Capital Markets or NiSource, (b) as a result of a reclassification of Capital Markets' or NiSource's capital stock for another class or series of Capital Markets' or NiSource's capital stock, (c) the purchase of fractional interests in shares of Capital Markets' or NiSource's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) dividends or distributions in capital stock of Capital Markets or NiSource, (e) redemptions or repurchases of any rights pursuant to a rights agreement and (f) payments under the Guarantee).

Amendments; Assignment

  Except with respect to any changes that do not adversely affect the rights of holders of the Trust Securities in any material respect (that do not require the consent of holders), the Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all the outstanding Trust Securities. All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of Capital Markets and will inure to the benefit of the holders of the Trust Securities then outstanding.

Events of Default

  An event of default under the Guarantee will occur upon the failure of Capital Markets to perform any of its payment or other obligations thereunder.

  The holders of a majority in stated liquidation amount of the Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Trust Securities may institute a legal proceeding directly against Capital Markets to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person. Notwithstanding the foregoing, if Capital Markets has failed to make a Guarantee Payment, a holder of Trust Securities may directly institute a proceeding against Capital Markets for enforcement of the Guarantee for such payment.

  Capital Markets, as guarantor, is required to file annually with the Guarantee Trustee a certificate indicating whether or not Capital Markets is in compliance with all of the conditions and obligations applicable to it under the Guarantee.

Termination

  The Guarantee will terminate (i) if a Tax Event occurs or upon maturity of the Debentures held by the Trust, upon full payment of the redemption price of all of the Trust Securities, (ii) upon distribution of the Debentures held by the Trust to the holders of the Trust Securities or (iii) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Securities must return payment of any sums paid under the Trust Securities or the Guarantee.

Information Concerning the Guarantee Trustee

  The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, will undertake to perform only those duties specifically set forth in the Guarantee and, after a default that has not been cured or waived, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Guarantee at the request or direction of any holder of the Trust Securities, unless such holder provides the Guarantee Trustee security and indemnity, reasonably satisfactory to the Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the Guarantee Trustee's agents, nominees or custodians) and liabilities that might be incurred thereby. The foregoing will not relieve the Guarantee Trustee, upon the occurrence of an event of default under the Guarantee, of its obligation to exercise the rights and powers vested in it by the Guarantee.

Governing Law

  The Guarantee will be governed by, construed and interpreted in accordance with the laws of the State of New York.

  RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURESAND THE GUARANTEE

  To the extent set forth in the Guarantee and to the extent funds are available, Capital Markets will irrevocably guarantee the payment of Distributions and other amounts due on the Trust Securities. See "Description of the Guarantee." If and to the extent Capital Markets does not make payments on the Debentures held by the Trust, the Trust will not have sufficient funds to pay Distributions or other amounts due on the Trust Securities. The Guarantee does not cover any payment of Distributions or other amounts due on the Trust Securities unless the Trust has sufficient funds for the payment of such Distributions or other amounts. In such event, a holder of Trust Securities may institute a legal proceeding directly against Capital Markets to enforce payment of such Distributions or other amounts to such holder after the respective due dates. Taken together, Capital Markets' obligations under the Debentures, the Indenture and the Guarantee provide a full and unconditional guarantee of payments of Distributions and other amounts due on the Trust Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the Trust's obligations under the Trust Securities.

Sufficiency of Payments

  As long as payments of interest and other amounts are made when due on the Debentures held by the Trust, such payments will be sufficient to cover Distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of the Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Debentures will match the distribution rate and distribution and other payment dates for the Trust Securities; (iii) Capital Markets, as issuer of the Debentures, will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

  Notwithstanding anything to the contrary in the Indenture, Capital Markets has the right to set-off any payment it is otherwise required to make thereunder against and to the extent it has already made, or is concurrently on the date of such payment making, a related payment under the Guarantee.

Enforcement Rights of Holders of Preferred Securities

  The Declaration provides that if Capital Markets fails to make interest or other payments on the Debentures held by the Trust when due (taking account of any Extension Period), the holders of the Preferred Securities may direct the Property Trustee to enforce its rights under the Indenture. See "Description of Preferred Securities--Voting Rights; Amendment of Declaration." If the Property Trustee fails to enforce its rights under the Indenture in respect of an Indenture Event of Default, any holder of record of Preferred Securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Capital Markets to enforce the Property Trustee's rights under the Indenture without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Trust Enforcement Event has occurred and is continuing and such event is attributable to the failure of Capital Markets to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable, then a holder of Preferred Securities may institute a Direct Action against Capital Markets for payment.

  If Capital Markets fails to make payments under the Guarantee, a holder of Preferred Securities may institute a proceeding directly against Capital Markets for enforcement of the Guarantee for such payments.

Limited Purpose of Trust

  The Preferred Securities evidence undivided beneficial ownership interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities and using the proceeds to purchase Debentures. A principal difference between the rights of a holder of Preferred Securities and a holder of Debentures is that a holder of Debentures is entitled to receive from Capital Markets the principal amount of and interest accrued on Debentures held, while a holder of Preferred Securities is entitled to receive Distributions and other payments from the Trust (or from Capital Markets under the Guarantee) only if and to the extent the Trust has funds available for the payment of such Distributions and other payments.

Rights Upon Dissolution

  Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the redemption or repayment of the Debentures held by the Trust, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, the Liquidation Distribution in cash. Because Capital Markets is the guarantor under the Guarantee and, as issuer of the Debentures, has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the Trust Securities), the positions of a holder of Trust Securities and a holder of the Debentures relative to other creditors and to shareholders of Capital Markets in the event of liquidation or bankruptcy of Capital Markets would be substantially the same.

                        DESCRIPTION OF THE COMMON SHARES

  The following description sets forth certain general terms and provisions of the Common Shares and certain provisions of the Indiana Business Corporations Law (the "Indiana BCL"). The particular terms and provisions of the Common Shares offered by a Prospectus Supplement and the application of these general terms and provisions thereto will be described in the applicable Prospectus Supplement.

  The following summaries of certain terms and provisions of the Common Shares do not purport to be complete and are subject to, and qualified in their entirety by reference to, applicable Indiana law and to the provisions of NiSource's Amended and Restated Articles of Incorporation (the "Restated Articles") and its Amended and Restated By-Laws (the "Restated By-Laws"), copies of which have been filed as exhibits to the Registration Statement.

General

  The authorized capital stock of NiSource consists of 400,000,000 Common Shares, of which 124,885,481 Common Shares were issued and outstanding as of April 30, 1999, and 20,000,000 preferred shares, without par value, of which no shares are issued and outstanding as of the date of this Prospectus. Two million preferred shares have been designated Series A Junior Participating Preferred Shares and reserved for issuance upon exercise of the preferred share purchase rights issued pursuant to the Share Purchase Rights Plan described below. Subject to the limitations described below and the prior rights of holders of NiSource's preferred shares, holders of Common Shares are entitled to receive dividends when and as declared by the Board of Directors of NiSource. Holders of Common Shares are entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. Holders of Common Shares are not entitled, as a matter of right, to subscribe for, purchase or receive any new or additional issue of NiSource's capital stock or securities convertible into capital stock of NiSource. In the event of any voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of NiSource, the holders of Common Shares will be entitled to receive the remaining assets after payment to the holders of preferred shares of the preferential amounts, if any, to which they are entitled.

  The Common Shares are listed on the NYSE, the CSE and the PE. The transfer agent and registrar for the Common Shares is Harris Trust and Savings Bank.

Limitation on Dividends

  Holders of Common Shares will not receive any dividends on the Common Shares until after NiSource has provided for the payment of all preferential dividends on NiSource's preferred shares and complied with any requirements to set aside amounts for any sinking fund provisions, redemption provisions or purchase accounts with respect to NiSource's preferred shares.

  If Capital Markets exercises its right, if any, to defer payments of interest on the Debentures from time to time by extending the applicable interest payment period and accordingly causes the deferral of payments of Distributions on the Preferred Securities, NiSource may not declare, set aside or pay any dividend or distribution on any shares of any class or series of its capital stock, except for dividends or distributions in shares of its capital stock or in rights to acquire shares of its capital stock. See "Description of the Preferred Securities--Distributions."

Certain Business Combinations and Share Purchases

  Chapters 42 and 43 of the Indiana BCL regulate "control share acquisitions" of securities of, and "business combinations" with, certain Indiana corporations, including, in some instances, NiSource.

  Under Chapter 42 of the Indiana BCL, a "control share acquisition" is deemed to occur when a person accumulates beneficial ownership of shares of a corporation subject to the statute that, when added to all other shares of such corporation beneficially owned by the acquiring person, would entitle the acquiring person, upon acquisition of such shares, to vote or direct the voting of shares of the corporation having voting power in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power. Shares acquired in a control share acquisition have the same voting rights as all other shares of the same class or series of the corporation only to the extent authorized by the affirmative vote of the holders of a majority of all of the shares entitled to vote generally in the election of directors, excluding shares held by the acquiring person, any officer of such corporation or any employee of such corporation who is also a director of the corporation. The acquiring person may cause a special shareholder meeting to be held to consider whether the acquiring person can vote its shares. If no such request for a shareholders' meeting is made, consideration of the voting rights of the acquiring person's shares must be taken up at the next special or annual shareholders' meeting of the corporation. In the event the acquiring person fails to file a statement requesting such a meeting or the remaining shareholders vote not to accord voting rights to the acquiring person's shares, the corporation may redeem all of the acquiring person's shares for fair value. In Indiana such a redemption must be authorized in the corporation's articles or bylaws before a control share acquisition has occurred. The Restated By-Laws authorize such a redemption. If voting rights are accorded to the acquiring person and the acquiring person acquires beneficial ownership of a majority of the shares of the corporation entitled to vote on the election of directors, each shareholder of record who has not voted in favor of according the acquiring person such voting rights may demand payment and an appraisal for his or her stock at fair value. Regardless of the foregoing, full voting rights will be restored to the shares of an acquiring person upon the transfer of beneficial ownership of such shares to another person, unless such transfer itself constitutes a control share acquisition.

  Chapter 43 of the Indiana BCL regulates "business combinations" involving certain Indiana corporations having a class of voting shares registered pursuant to the Exchange Act and an "interested shareholder." An "interested shareholder" is deemed to be, subject to certain limitations: (i) a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or (ii) an affiliate or associate of the corporation who at any time within the five-year period immediately preceding the date of the business combination was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the corporation. A "business combination" includes: a merger, sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets, outstanding stock or earning power of the corporation, to or with an interested shareholder; any transaction resulting in the issuance or transfer to an interested shareholder of any stock of the corporation or its subsidiaries having 5% or more of the aggregate market value of all outstanding shares (except pursuant to the exercise of certain warrants or rights to purchase shares, or pro rata dividends or distributions); any proposal for liquidation or dissolution by the interested shareholder; any transaction involving the corporation or its subsidiaries that would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by an interested shareholder; and any receipt by an interested shareholder of the benefit (except proportionately as a shareholder) of loans, guarantees or other financial benefits. The corporation may not engage in any business combination with an interested shareholder for a period of five years following the date such shareholder became an interested shareholder, unless prior to that date the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder. Subsequent to the expiration of the five year prohibition, a combination will be allowed only if (i) prior to the interested shareholder's share acquisition date, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (ii) the combination is approved by disinterested shareholders or (iii) shareholders, other than the interested shareholder, receive certain amounts and types of consideration in the event a business combination with the interested shareholder that has not been approved takes place after the expiration of the five-year period.

  A corporation may elect not to be governed by the business combination provisions by amendment to its articles of incorporation. NiSource has not adopted such an amendment. The Restated Articles contain provisions similar to those of Chapter 43 of the Indiana BCL. Under the Restated Articles, any business combination that is proposed by an interested shareholder must be approved by 80% of the outstanding voting shares, unless certain fair price and procedural requirements are met, the business combination is approved by NiSource's Board before the interested shareholder becomes an interested shareholder, or the business combination is approved by the affirmative vote of the holders of the majority of the outstanding voting shares that are not beneficially owned by the interested shareholder no earlier than five years after such person becomes an interested shareholder.

  The provisions in Chapter 43, the Indiana BCL and the Restated Articles, in effect, encourage a party seeking to control NiSource, in advance of the party becoming an interested shareholder, to negotiate and reach an agreement with NiSource's Board as to the terms of its proposed business combination. Without such a prior agreement with NiSource's Board, it could take over five years for a party who is an interested shareholder to obtain approval of its proposed business combination unless such proposed business combination is approved by the requisite 80% or two-thirds vote or satisfies the fair price and procedural requirements. As a result of these restrictions on business combinations with interested shareholders, takeovers that might be favored by a majority of NiSource's shareholders may be impeded or prevented. On the other hand, the negotiation of terms of a takeover transaction in advance is likely to result in more favorable terms for all of the shareholders of NiSource than are likely to be offered in takeovers initiated without advance negotiations.

Board of Directors

  The Restated Articles provide that NiSource's Board shall consist of ten persons and be divided into three classes serving staggered three-year terms. As a result, approximately one-third of NiSource's Board is elected each year. The Restated Articles provide that a director of NiSource may only be removed for cause by the directors or shareholders and that vacancies shall be filled by a majority vote of the remaining directors.

  The existence of NiSource's staggered Board requires a substantial shareholder to negotiate with the existing Board before attempting a takeover of NiSource because, without the cooperation of the existing Board, it could take such a shareholder up to two years to acquire control of the Board. This provision enables NiSource's Board, and ultimately its shareholders, to negotiate with potential acquirors from a strong position and protects NiSource's shareholders against unfair or unequal treatment that could arise from an unsolicited attempt to acquire the respective companies. On the other hand, the additional time required to obtain control of NiSource's Board may discourage takeover bids that a majority of NiSource's shareholders might deem desirable.

Shareholder Meetings; Action by Written Consent; Shareholder Proposals

  The Restated By-Laws provide that the Chairman, President or NiSource's Board may call a special meeting of shareholders and that the Chairman must call a special meeting of shareholders upon the written request of a majority of NiSource's Board or the holders of at least 25% of the outstanding voting stock.

  Under the Indiana BCL, any action required to be taken at a meeting of shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of shareholders.

  The Restated By-Laws provide that nominations for election to NiSource's Board and the proposal of business to be considered by the shareholders at an annual meeting of shareholders may be made by any shareholder of record who gives notice to NiSource prior to the date set forth for such notice in NiSource's proxy statement for the preceding annual meeting of shareholders. The notice must contain, for director nominees, the information required pursuant to Regulation 14A of the Exchange Act in regard to such nominees, or for business proposed to be brought before the meeting, a brief description of the business and, in either case, certain information regarding the shareholder making the proposal.

Amendment of Restated Articles

  The Restated Articles provide that the provisions relating to directors, business combinations, indemnification and amendment of the Restated Articles may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of the holders of not less than 75% of the outstanding shares entitled to vote thereon. This requirement of a 75% vote is greater than the general voting requirement under the Indiana BCL and, in effect, could give certain minority shareholders of NiSource, including the members of NiSource's Board in their capacity as shareholders, a veto power over subsequent changes to provisions relating to directors, business combinations, indemnification and amendment of the Restated Articles, ultimately making it more difficult to amend such provisions, even if a majority of the holders of Common Shares favors such changes.

Amendment of By-Laws

  The Restated By-Laws provide that they may be altered, amended or repealed by an affirmative vote of a majority of a quorum of NiSource's Board at any meeting of the Board.

Share Purchase Rights Plan

  In February 1990, NiSource adopted a Share Purchase Rights Plan and issued, as a dividend, one preferred share purchase right (a "Right") for each outstanding Common Share. Each Common Share issued since the date of that dividend also includes one Right (including shares to be issued in connection with any offering of Common Shares pursuant to this Prospectus, except in the unlikely event that the Rights are redeemed or separately certificated prior to the closing of any such offering).

  Each Right entitles its holder to purchase one-two-hundredth ( 1/200) of a Series A Junior Participating Preferred Share of NiSource at a price of $30 per one-two-hundredth of a share, subject to adjustment. Currently, the Rights are not exercisable. The Rights will become exercisable if a person or group acquires 20% or more of the voting power of NiSource or announces a tender or exchange offer following which such person or group would hold 25% or more of NiSource's voting power. If such an acquisition were consummated, or if NiSource were acquired by such person or group in a merger or other business combination, then each Right would be exercisable for that number of NiSource's Common Shares or the acquiring company's shares of common stock having a market value of two times the exercise price of the Right. NiSource may redeem the Rights at a price of $.005 per NiSource Right prior to the occurrence of an event that causes the Rights to be exercisable for Common Shares. The Rights will expire on March 12, 2000.

    DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

  NiSource may issue Stock Purchase Contracts, including contracts obligating holders to purchase from NiSource, and NiSource to sell to the holders, a specified number of Common Shares at a future date or dates. The consideration per Common Share may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. NiSource may issue the Stock Purchase Contracts separately or as Stock Purchase Units consisting of (i) a Stock Purchase Contract and (ii) Preferred Securities or debt obligations of third parties, including U.S. Treasury securities. Such Preferred Securities or debt obligations will serve as collateral to secure the holders' obligations to purchase the Common Shares under the Stock Purchase Contracts. The Stock Purchase Contracts may require NiSource to make periodic payments to the holders of the Stock Purchase Contracts. Such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

  The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units, including, if applicable, collateral arrangements and depositary arrangements relating to such Stock Purchase Contracts or Stock Purchase Units. That Prospectus Supplement also will describe certain United States federal income tax consequences and special considerations applicable to the offering of the Stock Purchase Contracts or Stock Purchase Units.

  The Stock Purchase Contracts and Stock Purchase Units will be governed by and construed in accordance with the laws of the State of New York.

                        DESCRIPTION OF MEDIUM-TERM NOTES

  The following description sets forth certain general terms and provisions of the Medium-Term Notes to which any Prospectus Supplement or Pricing Supplement may relate. The particular terms and provisions of the Medium-Term Notes and the application of these general terms and provisions thereto will be described in the applicable Prospectus Supplement or Pricing Supplement.

  The Medium-Term Notes will be issued as a series of Debt Securities under the Indenture, which is subject to and governed by the Trust Indenture Act. The following summaries of certain terms and provisions of the Medium-Term Notes and the Indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, the forms of Medium-Term Notes and the Indenture that are filed as exhibits to this Registration Statement, and to the Trust Indenture Act. Capitalized terms used in this section not otherwise defined in this Prospectus have the meanings set forth in the Medium-Term Notes or the Indenture, as the case may be. Certain material United States federal income tax consequences applicable to the offering of the Medium-Term Notes will be described in the applicable Prospectus Supplement or Pricing Supplement.

  The term "Debt Securities," as used in this Prospectus, refers to all debt securities, including the Debentures described above and the Medium-Term Notes, issued and issuable from time to time under the Indenture. The following description of the Medium-Term Notes will apply to each series of Medium-Term Notes offered hereby unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement.

General

  All Debt Securities, including the Medium-Term Notes, issued and to be issued under the Indenture will be unsecured general obligations of Capital Markets and will rank on a parity with all other unsecured and unsubordinated indebtedness of Capital Markets from time to time outstanding.

The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder, and Capital Markets may issue Debt Securities thereunder from time to time in one or more series up to the aggregate principal amount authorized by Capital Markets for each series. From time to time, Capital Markets may provide for the issuance of Medium-Term Notes or other Debt Securities under the Indenture, without the consent of holders of Debt Securities already outstanding, in addition to the Medium-Term Notes offered hereby.

  The Medium-Term Notes offered hereby currently are limited to up to an aggregate principal amount of $160 million, or the equivalent thereof in one or more foreign or composite currencies. Each Medium-Term Note will mature on any day nine months or more from its date of issue (the "Stated Maturity Date"), as specified in the applicable Prospectus Supplement or Pricing Supplement, unless the principal thereof (or any installment of principal thereof) becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at Capital Markets' option, notice of the holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal of such Note repayable on such date). Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, interest-bearing Medium-Term Notes will either be Fixed Rate or Floating Rate, as specified in the applicable Prospectus Supplement or Pricing Supplement. Capital Markets also may issue Discount, Indexed and Amortizing (as such terms are hereinafter defined).

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the Medium-Term Notes will be denominated in, and payments of principal and any premium and/or interest in respect thereof will be made in United States dollars. The Medium-Term Notes also may be denominated in, and payments of principal and any premium or interest in respect thereof may be made in, one or more foreign or composite currencies. See "Special Provisions Relating to Foreign Currency--Payment of Principal and Any Premium or Interest." The currency or composite currency in which a particular Medium-Term
Note is denominated (or, if such currency or composite currency is no longer legal tender for the payment of public and private debts, such other currency or composite currency of the relevant country that then is legal tender for the payment of such debts) is herein referred to as the "Specified Currency" with respect to such Medium-Term Note. References herein to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, purchasers are required to pay for the Medium-Term Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. Capital Markets believes that, with respect to Medium-Term Notes offered through agents, and unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the agent from or through which a Foreign Currency Note is purchased may be prepared to arrange for the conversion of United States dollars into the Specified Currency in order to enable the purchaser to pay for such Foreign Currency Note, provided that a request is made to such agent on or prior to the fifth Business Day (as hereinafter defined) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by such agent. Each such conversion will be made by such agent subject to such terms and conditions, limitations and charges as such agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Special Provisions Relating to Foreign Currency Notes."

  Interest rates offered by Capital Markets with respect to the Medium-Term Notes may differ depending upon, among other factors, the aggregate principal amount of Medium-Term Notes purchased in any single transaction. Medium-Term Notes with different variable terms other than interest rates also may be offered concurrently to different investors. Capital Markets may change the interest rates or formulas and other terms of the Medium-Term Notes from time to time, but no such change will affect any Medium-Term Note previously issued or as to which an offer to purchase already has been accepted by Capital Markets.

  Each Medium-Term Note will be issued as a Book-Entry Note represented by one or more fully registered Global Securities or as a fully registered Certificated Note. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the minimum denominations of each Medium-Term Note (other than a Foreign Currency Note) will be $1,000 and integral multiples thereof. The minimum denominations of each Foreign Currency Note will be specified in the applicable Prospectus Supplement or Pricing Supplement.

  Capital Markets will make payments of principal of and any premium or interest on Book-Entry Notes through the Indenture Trustee to the depositary. See "--Book-Entry Notes." In the case of Certificated Notes, Capital Markets will pay principal of and any premium due on the Maturity Date in immediately available funds upon presentation and surrender of the Certificated Note (and, in the case of any repayment on an Optional Repayment Date, upon submission of a duly completed election form in accordance with the provisions described below) at the office or agency maintained by Capital Markets for such purpose in the Borough of Manhattan, The City of New York, which currently is the corporate trust office of the Indenture Trustee. Capital Markets will make any payment of interest due on the Maturity Date of a Certificated Note to the person to whom payment of the principal thereof and premium, if any, thereon is made. Capital Markets will make any payment of interest due on a Certificated Note on any Interest Payment Date (as hereinafter defined) other than the Maturity Date by check mailed to the address of its holder entitled thereto as such address will appear in the Security Register of Capital Markets. Notwithstanding the foregoing, a holder of $10 million (or, if the Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Certificated Notes (whether having identical or different terms and provisions) will be entitled to receive any interest payments on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Indenture Trustee not less than 15 days prior to such Interest Payment Date. Such wire transfer instructions will remain in effect until revoked by such holder. For special payment terms applicable to Foreign Currency Notes, see "--Special Provisions Relating to Foreign Currency Notes--Payment of Principal and Any Premium or Interest."

  As used in this "Description of Medium-Term Notes," "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York. With respect to Foreign Currency Notes, "Business Day" is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as hereinafter defined) of the country issuing the Specified Currency (or, if the Specified Currency is Euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to Medium-Term Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day. "London Business Day" means a day on which dealings in the Designated LIBOR Currency (as hereinafter defined) are transacted in the London interbank market.

  "Principal Financial Center" means (i) the capital city of the country issuing the Specified Currency or (ii) the capital city of the country to which the Designated LIBOR Currency, if applicable, relates. However, with respect to United States dollars, Australian dollars, Canadian dollars, German marks, Dutch guilders, Italian lire, Swiss francs and Euro, the "Principal Financial Center" will be

New York City, Sydney, Toronto, Frankfurt, Amsterdam, Milan (solely in the case of clause (i) above), Zurich and London, respectively, unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement.

  Book-Entry Notes may be transferred or exchanged only through the depositary. See "--Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by Capital Markets for such purpose in the Borough of Manhattan, The City of New York, which currently is the corporate trust office of the Indenture Trustee. Neither Capital Markets nor the Indenture Trustee will charge a service fee for any such registration of transfer or exchange of the Medium-Term Notes, but Capital Markets may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

  The Indenture does not contain provisions to afford the holders of Medium-Term Notes protection in the event of a highly leveraged transaction or a takeover attempt nor do they contain provisions requiring the repurchase of any Medium-Term Notes upon a change in control of Capital Markets. In addition, the Indenture does not contain any provisions that would limit the ability of Capital Markets and its subsidiaries to incur unsecured indebtedness.

  The Medium-Term Notes may be issued under the Indenture as Original Issue Discount Notes to be offered and sold at a discount below their principal amount. United States federal income tax, accounting and other special considerations applicable to any such Original Issue Discount Note will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Note" means any Medium-Term Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Indenture Event of Default and the continuation thereof. In addition, the Medium-Term Notes may, for United States Federal income tax purposes, be deemed to have been issued with "original issue discount" ("OID") even if such Medium-Term Notes are offered and sold at an amount equal to their stated principal amount. The United States Federal income tax consequences of Medium-Term Notes deemed to be issued with OID will be described in any Prospectus Supplement relating thereto.

Redemption at the Option of Capital Markets

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the Medium-Term Notes will not be subject to any sinking fund. Capital Markets may redeem the Medium-Term Notes at its option prior to the Stated Maturity Date if an Initial Redemption Date is specified in the applicable Prospectus Supplement or Pricing Supplement. If so specified, Capital Markets may redeem the Medium-Term Notes at its option on any date on or after the applicable Initial Redemption Date in whole, or from time to time thereafter in part in increments of $1,000 or such other minimum denomination specified in such Prospectus Supplement or Pricing Supplement (provided that any remaining principal amount thereof will be at least $1,000 or such minimum denomination). Such redemption will be at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued thereon to the date of redemption; provided that Capital Markets gives holders of Medium-Term Notes written notice not more than 60 nor less than 30 calendar days prior to the date of redemption in accordance with the provisions of the Indenture. With respect to a Medium-Term Note, "Redemption Price" means an amount equal to the Initial Redemption Percentage specified in the applicable Prospectus Supplement or Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Medium-Term Note will decline upon each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. For a discussion of the redemption of Discount Notes, see "--Discount Medium-Term Notes."

  In the event of any redemption of Medium-Term Notes of any series, Capital Markets shall not be required to issue, to register the transfer of, or to exchange Medium-Term Notes of any series during a period of 15 Business Days immediately preceding the date notice is given identifying the serial numbers of the Medium-Term Notes of that series called for redemption.

Repayment at the Option of the Holder

  If the applicable Prospectus Supplement or Pricing Supplement specifies one or more Optional Repayment Dates, then the Medium-Term Notes will be repayable by Capital Markets at the option of the holders thereof prior to the Stated Maturity Date. If so specified, the Medium-Term Notes will be subject to repayment at the option of the holders thereof on any Optional Repayment Date in whole or in part. Such repayment will be in increments of $1,000 or such other minimum denomination specified in the applicable Prospectus Supplement or Pricing Supplement (provided that any remaining principal amount thereof will be at least $1,000 or such other minimum denomination) at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to the date of repayment. For any Note to be repaid, the Indenture Trustee must receive the Medium-Term Note with the duly completed form entitled "Option to Elect Repayment" at its office not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the holder will be irrevocable. For a discussion of the repayment of Discount Notes, see "--Discount Medium-Term Notes."

  Only the depositary may exercise the repayment option with respect to Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant through which they own their interests to direct the depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Indenture Trustee as described above. In order to ensure that such Global Security and election form are received by the Indenture Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interests for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the exercise of such repayment option will be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner will cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the depositary's records, to the Indenture Trustee. See "--Book-Entry Notes."

  If applicable, Capital Markets will comply with the requirements of Section 14(e) of the Exchange Act and the rules promulgated thereunder, and any other securities laws or regulations in connection with any such repayment.

  Capital Markets may purchase at any time Medium-Term Notes at any price or prices in the open market or otherwise. In its discretion, Capital Markets may hold such Medium-Term Notes, resell them or surrender them to the Indenture Trustee for cancellation.

Certain Indenture Covenants

  Although the Indenture contains certain covenants, described below, with respect to limitations on liens and merger or consolidation, these covenants do not focus on the debt incurred in many types of transactions and do not otherwise afford protection to holders of Medium-Term Notes in the event of a highly leveraged transaction that is not in violation of the covenants. Capital Markets does not currently intend to include any covenants or other provisions affording such protection in the Medium-Term Notes. If Capital Markets determines in the future that it is desirable to include covenants or other provisions of this type in any series of securities, they will be described in the applicable Prospectus Supplement or Pricing Supplement for that series.

 Limitation on Liens

  Neither Capital Markets nor NiSource will, nor will NiSource permit any subsidiary other than a utility, to issue, assume or guarantee any debt for money borrowed (for purposes of this paragraph, "Debt"), secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as "mortgage") upon any property of Capital Markets, NiSource or any such subsidiary (other than a utility), except indebtedness issued by any such subsidiary and owned by NiSource or any other such subsidiary (whether such property or indebtedness is owned at the date of the Indenture or thereafter acquired), without effectively securing the Medium-Term Notes equally and ratably with (or prior to) such Debt. The foregoing restrictions do not apply to:

    (i) mortgages on any property, acquired, constructed or improved by NiSource or any of the subsidiaries other than the utilities after the date of the Indenture which are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of the Indenture, or, in addition to mortgages contemplated by clauses (ii) and (iii) below, mortgages on any property existing at the time of acquisition thereof, provided that the mortgages shall not apply to any property theretofore owned by NiSource or any such subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located;

    (ii) existing mortgages on any property or indebtedness of a corporation which is merged with or into or consolidated with NiSource or a subsidiary;

    (iii) mortgages on property or indebtedness of a corporation existing at the time such corporation becomes a subsidiary;

    (iv) mortgages to secure Debt of a subsidiary to NiSource or to another subsidiary other than a utility;

    (v) mortgages in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages, including, without limitation, mortgages to secure Debt of the pollution control or industrial revenue bond type;

    (vi) mortgages to secure loans to NiSource or any subsidiary other than a utility maturing within 12 months from the creation thereof and made in the ordinary course of business;

    (vii) mortgages on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose;

    (viii) mortgages existing on the date of the Indenture; and

    (ix) mortgages for the sole purposes of extending, renewing or replacing in whole or in part Debt secured by any mortgage referred to in the foregoing clauses (i) to (viii), inclusive, or this clause (ix); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property or indebtedness which secured the mortgage so extended, renewed or replaced (plus improvements on such property). Furthermore, such restrictions do not apply to the issuance, assumption or guarantee by NiSource or any subsidiary of Debt secured by a mortgage which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt (not including secured Debt permitted under the foregoing exceptions), does not exceed 5 percent of consolidated net tangible assets of NiSource and the subsidiaries (other than the utilities), determined in accordance with generally accepted accounting principles and as of a date not more than 90 days prior to the happening of the event for which such determination is being made. For purposes of the foregoing, "consolidated net tangible assets" means the total amount of assets appearing on a consolidated balance sheet of NiSource and the subsidiaries (other than the utilities), less, without duplication, (i) all current liabilities (excluding any thereof which are by their terms extendable or renewable at the sole option of the obligor thereon without requiring the consent of the obligee to a date more than 12 months after the date on which the determination of consolidated net tangible assets is made), (ii) all reserves for depreciation and other asset valuation reserves but excluding any reserves for deferred Federal income taxes arising from accelerated amortization or otherwise, (iii) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expenses carried as an asset on said balance sheet, and (iv) all appropriate adjustments on account of minority interests of other persons holding common shares or stock in any subsidiary.

 Consolidation, Merger, Sale of Assets and Other Transactions

  The Indenture provides that neither Capital Markets nor NiSource may consolidate with or merge into any other person or entity or convey, transfer or lease its properties and assets substantially as an entirety to any person unless: (i) the corporation formed by any such consolidation or continuing in such merger, or the person that acquires by conveyance or transfer, or that leases, its properties and assets substantially as an entirety will be a corporation organized and existing under the laws of any domestic jurisdiction and will expressly assume, in the case of Capital Markets, its obligations under the Medium-Term Notes and the Indenture and, in the case of NiSource, its obligations under the Indenture and the Support Agreement, (ii) immediately after giving effect to such transaction, no Indenture Event of Default, and no event that, after notice or lapse of time, would become an Indenture Event of Default, will have occurred and be continuing and (iii) Capital Markets or NiSource will have delivered to the Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

  Capital Markets covenants and agrees that if, upon any consolidation or merger of Capital Markets with or into any other corporation, or upon any consolidation or merger of any other corporation with or into Capital Markets, or upon any sale or conveyance of all or substantially all of the property and assets of Capital Markets to any other corporation, any property of Capital Markets or any subsidiary or any indebtedness issued by any subsidiary owned by Capital Markets or by any subsidiary immediately prior thereto would thereupon become subject to any mortgage, security interest, pledge, lien or other encumbrance not permitted by the Indenture, Capital Markets, prior to or concurrently with such consolidation, merger, sale or conveyance, will by indenture supplemental hereto effectively secure the securities then outstanding (equally and ratably with (or prior to) any other indebtedness of or guaranteed by Capital Markets or such subsidiary then entitled thereto) by a direct lien on such property of Capital Markets or any subsidiary or such indebtedness issued by a subsidiary, prior to all liens other than any theretofore existing thereon.

Indenture Events of Default; Acceleration of Maturity

  Any one or more of the following events that has occurred and is continuing constitutes an Indenture Event of Default with respect to the Medium-Term Notes (whatever the reason for such Indenture Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) failure of Capital Markets to pay any interest on any Medium-Term Notes for a period of 30 days after such interest becomes due and payable;

    (ii) failure of Capital Markets to pay the principal of (or premium, if any, on) the Medium-Term Notes for a period of three Business Days after such principal (or premium) becomes due, whether at maturity, upon redemption, by declaration or otherwise;

    (iii) failure of Capital Markets to deposit any sinking fund payment for a period of three Business Days after such deposit becomes due (if applicable to the Medium-Term Notes);

    (iv) failure of Capital Markets or NiSource to observe or perform any covenant or warranty of Capital Markets or NiSource under the Indenture or the Support Agreement (other than a covenant or warranty referred to above or included in or pursuant to the Indenture solely for the benefit of one or more series of Debt Securities other than the Medium-Term Notes) for a period of 60 days after written notice has been given, by registered or certified mail, to Capital Markets and NiSource by the Indenture Trustee, or to Capital Markets, NiSource and the Indenture Trustee by the holders of at least 25% in principal amount of the Medium-Term Notes;

    (v) failure to pay in excess of $5 million of the principal or interest of indebtedness under any bond, debenture, note or other evidence of indebtedness for money borrowed by Capital Markets (including a default with respect to Debt Securities of any series other than the Medium-Term Notes) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Capital Markets (including the Indenture), whether such indebtedness now exists or shall hereafter be created, when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an amount in excess of $5 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within a period of 90 days after there shall have been given, by registered or certified mail, to Capital Markets by the Indenture Trustee or to Capital Markets and the Indenture Trustee by the holders of at least 25% in principal amount of the Medium-Term Notes;

    (vi) certain events in bankruptcy, insolvency or reorganization of Capital Markets, NiSource or Northern Indiana; and

    (vii) any other Indenture Event of Default with respect to the Medium-Term Notes.

  Each of Capital Markets and NiSource will be required to furnish annually to the Indenture Trustee a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

  At any time after a declaration of acceleration with respect to the Medium-Term Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the Indenture Trustee or the holders of not less than 33% in aggregate outstanding principal amount of the Medium-Term Notes may declare the principal due and payable immediately upon an Indenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Medium-Term Notes may annul such declaration and waive the default if the default has been cured (other than the non-payment of the principal of Medium-Term Notes that has become due solely by such acceleration) and a sum sufficient to pay: (a) all matured installments of interest, (b) principal due otherwise than by acceleration, (c) to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in such Medium-Term Notes, and (d) all sums paid or advanced by such Indenture Trustee and the reasonable compensation, expenses, disbursements and advances of such Indenture Trustee, its agents and counsel, and any other amounts due the Indenture Trustee under the Indenture has been deposited with the Indenture Trustee.

  Subject to the provisions in the Indenture relating to the duties of the Indenture Trustee thereunder, if an Indenture Event of Default with respect to Medium-Term Notes of a particular series occurs and is continuing, such Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Medium-Term Notes of such series, unless such holders shall have offered to such Indenture Trustee reasonable indemnity or security against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. Subject to such provisions for the indemnification of the Indenture Trustee, the Holders of a majority in principal amount of the outstanding Medium-Term Notes of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee under the Indenture, or exercising any trust or power conferred on the Indenture Trustee with respect to the Medium-Term Notes of that series; provided, that such direction shall not be in conflict with any rule of law or the Indenture, expose the Indenture Trustee to personal liability or be unduly prejudicial to holders not joining therein, and the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction.

  The holders of not less than a majority in outstanding principal amount of the Medium-Term Notes affected thereby may waive, on behalf of the holders of all of the Medium-Term Notes, any past default under the Indenture except for a default (i) in the payment of the principal of or interest on any Medium-Term Note (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee) or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Medium-Term Note affected thereby.

Interest

 General

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, each interest-bearing Medium-Term Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Prospectus Supplement or Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

  Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the first interest payment on any such Note originally issued between a Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next Record Date to the holder on such next Record Date. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, a "Record Date" will be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

 Fixed Rate Notes

  Interest on Fixed Rate Notes will be payable on March 15 and September 15 of each year or on such other date(s) specified in the applicable Prospectus Supplement or Pricing Supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and on the Maturity Date. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, then the required payment of principal and any premium or interest will be made on the next Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next Business Day.

 Floating Rate Notes

  Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may include, as described below, (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate, (vi) the Kenny Rate, (vii) LIBOR, (viii) the Prime Rate, (ix) the Treasury Rate or (x) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Prospectus Supplement or Pricing Supplement. The applicable Prospectus Supplement or Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including (i) whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note,"
(ii) the Fixed Rate Commencement Date, if applicable, (iii) the Fixed Interest Rate, if applicable, (iv) the Interest Rate Basis or Bases, (v) the Initial Interest Rate, if any, the Initial Interest Reset Date, Interest Reset Dates, Interest Payment Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and (vi) the Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, then the applicable Prospectus Supplement or Pricing Supplement also will specify the Designated LIBOR Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

  The interest rate borne by the Floating Rate Notes will be determined as follows:

    (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," or as having an addendum attached or having "Other/Additional Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Prospectus Supplement or Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular

  Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

    (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Prospectus Supplement or Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or
  (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date will be the Fixed Interest Rate, if such rate is specified in the applicable Prospectus Supplement or Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date.

    (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Prospectus Supplement or Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided that, unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

  The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Prospectus Supplement or Pricing Supplement, the interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

  The applicable Prospectus Supplement or Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the Interest Reset Dates for Floating Rate Notes will reset (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month); (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Prospectus Supplement or Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Prospectus Supplement or Pricing Supplement; provided that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note otherwise would be a day that is not a Business Day, then such Interest Reset Date will be postponed to the next Business Day, except that for a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next calendar month, such Interest Reset Date will be the immediately preceding Business Day.

  The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent (as defined below) as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate, the Kenny Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date. The "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as hereinafter defined). The "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Designated LIBOR Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next Business Day. The "Interest Determination Date" pertaining to a Floating Rate Note, the interest rate of which is determined by reference to two or more Interest Rate Bases, will be the most recent Business Day that is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

  Notwithstanding the foregoing, a Floating Rate Note also may have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period; and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, in no event will the interest rate on Floating Rate Notes be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

  Except as provided below or in the applicable Prospectus Supplement or Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Prospectus Supplement or Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Prospectus Supplement or Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Prospectus Supplement or Pricing Supplement (each, an "Interest Payment Date" with respect to Floating Rate Notes) and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note otherwise would be a day that is not a Business Day, then such Interest Payment Date will be postponed to the next Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, then the required payment of principal and any premium or interest will be made on the next Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next Business Day.

  All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

  With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, by the actual number of days in the year, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate, or by 365, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the Kenny Rate. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable Prospectus Supplement or Pricing Supplement applied.

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, The Chase Manhattan Bank will be the "Calculation Agent." Upon request of the holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the Calculation Agent will determine each Interest Rate Basis in accordance with the following provisions.

  CD Rate. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate

Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement as published by the Federal Reserve System in its daily update H.15(519) available on its Web site at http://www.bog.frb.fed.us/releases/h15/update or any successor site or publication ("H.15 Daily Update") or another recognized electronic source used for the purpose of displaying such rate under the heading "CDs (Secondary Market)." If such rate is not yet published in either H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in New York City (which may include any agents through which the Medium-Term Notes are offered, or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement in a denomination of $5 million; provided that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, then the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

  CMT Rate. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption ". . .Treasury Constant Maturities . . .Federal Reserve Board Release H.15 . . .Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Prospectus Supplement or Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the U.S. Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in New York City (which may include any agents through which the Medium-Term

Notes are offered, or their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in New York City (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated; and if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, then the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, then the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

  "Designated CMT Telerate Page" means the display on the Bridge Telerate Service (or any successor service) on the page specified in the applicable Prospectus Supplement or Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Prospectus Supplement or Pricing Supplement, then the Designated CMT Telerate Page will be 7052 for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Prospectus Supplement or Pricing Supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable Prospectus Supplement or Pricing Supplement, two years.

  Commercial Paper Rate. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement as published in H.15(519) under the heading "Commercial Paper--Nonfinancial." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate under the heading "Commercial Paper--Nonfinancial " (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in New York City (which may include any agents through which the Medium-Term Notes are offered, or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement placed for an industrial issuer whose bond rating is "Aa" or the equivalent, from a nationally recognized statistical rating organization; provided that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, then the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

  "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                     DX360
                                     X 100
                                   360-(DXM)
where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

  Eleventh District Cost of Funds Rate. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

  Federal Funds Rate. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) prior to 11:00 A.M. New York City time under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in H.15 Daily Update under the heading "Federal Funds (Effective)." If such rate is not published in either H.15(519) or H.15 Daily Update by 3:00 P.M., New York City time, on the related

Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in New York City (which may include any agents through which the Medium-Term Notes are offered, or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, then the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  Kenny Rate. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, "Kenny Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Kenny Rate (a "Kenny Rate Interest Determination Date"), a rate equal to the high grade weekly index on such date as made available by Kenny Information Systems to the Calculation Agent. The index is based upon 30-day yield evaluations at par of bonds, the interest on which is exempt from federal income taxation under the Internal Revenue Code of 1986, as amended (the "Code"), of at least five high grade component issuers, including issuers of general obligation bonds, selected by Kenny Information Systems. Kenny Information Systems may change the specific issuers that it includes in the index from time to time in its discretion. The index may not include any bonds on which the interest is subject to a minimum tax or similar tax under the Code, unless all tax exempt bonds are subject to that kind of tax.

  If Kenny Information Systems stops providing a weekly index, then the Kenny Rate will be equal to an index provided by a successor indexing agent selected by the Calculation Agent, which index reflects the prevailing rate for bonds rated in the highest short-term rating category by two nationally recognized statistical rating organizations (as that term is defined by the Commission) for issuers that most closely resemble the high grade component issuers that Kenny Information Systems selected for its weekly index, the interest on which is (i) variable on a weekly basis, (ii) exempt from federal income taxation under the Code and (iii) not subject to a minimum tax or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. If a successor indexing agent is not available, then the Kenny Rate will be 67% of the rate determined as if the interest rate had originally been determined with reference to the Treasury Rate.

  LIBOR. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

    (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Prospectus Supplement or Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate will be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Prospectus Supplement or Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date or (b) if "LIBOR Telerate" is specified in the applicable Prospectus Supplement or Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Prospectus Supplement or Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Prospectus Supplement or Pricing Supplement, commencing on the second London Business Day immediately after such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination

  Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, then LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of any agents through which the Medium-Term Notes are offered) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered rate quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount of not less than $1 million or the equivalent in the Designated LIBOR Currency that is representative for a single transaction in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in such Principal Financial Center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement and in a principal amount of not less than $1 million or the equivalent in the Designated LIBOR Currency that is representative for a single transaction in such market at such time; provided that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, then LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Designated LIBOR Currency" means the currency or composite currency specified in the applicable Prospectus Supplement or Pricing Supplement as to which LIBOR will be calculated or, if no such currency or composite currency is specified in the applicable Prospectus Supplement or Pricing Supplement, United States dollars.

    "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Prospectus Supplement or Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such Prospectus Supplement or Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency or (b) if "LIBOR Telerate" is specified in the applicable Prospectus Supplement or Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Prospectus Supplement or Pricing Supplement as the method for calculating LIBOR, the display on the Bridge Telerate Service (or any successor service) on the page specified in such Prospectus Supplement or Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

  Prime Rate. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate will be the rate as published on such Interest Determination Date in H.15 Daily Update or another recognized electronic source under the caption "Bank Prime Loan." If such rate is not published in either H.15(519), H.15 Daily Update or another recognized electronic source prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) at such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four, but more than one, such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of any agents through which the Medium-Term Notes are offered,) in New York City selected by the Calculation Agent. If fewer than two such quotations are so provided, then the Prime Rate will be determined based on the rates furnished in New York City by the appropriate number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, then the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

  "Reuters Screen USPRIME1 Page" means the display on the Reuters Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace such page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

  Treasury Rate. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction high" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the U.S. Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include any agents through which the Medium-Term Notes are offered, or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Prospectus Supplement or Pricing Supplement; provided that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, then the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

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

Other/Additional Provisions; Addendum

  Any provisions with respect to the Medium-Term Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and described in the applicable Prospectus Supplement or Pricing Supplement.

Discount Medium-Term Notes

  Capital Markets may offer Notes ("Discount Notes") from time to time that have an Issue Price (as specified in the applicable Prospectus Supplement or Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the holder of such Discount Note will be equal to the sum of
(i) the Issue Price (increased by any accruals of Discount) multiplied by, in the event of any redemption of such Discount Note (if applicable), the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest accrued thereon to the date of such redemption, repayment or acceleration of maturity, as the case may be.

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, for purposes of determining the amount of any Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Medium-Term Notes other than Discount Notes may be treated as issued with original issue discount for United States federal income tax purposes. Certain United States federal income tax consequences and special considerations applicable to any such Medium-Term Notes will be described in the applicable Prospectus Supplement or Pricing Supplement.

Indexed Notes

  Capital Markets may offer Medium-Term Notes ("Indexed Notes") from time to time with the amount of principal and any premium or interest payable in respect thereof to be determined with reference to an index related to the price or prices of specified commodities or stocks on specified dates, to the exchange rate of one or more designated currencies (including a composite currency such as the Euro) relative to an indexed currency or to other items, in each case as specified in the

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applicable Prospectus Supplement or Pricing Supplement. In certain cases, holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal and any premium or interest payable with respect to Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable Prospectus Supplement or Pricing Supplement.

Amortizing Notes

  Capital Markets may offer Medium-Term Notes ("Amortizing Notes") from time to time with the amount of principal thereof and interest thereon payable in installments over the term of such Medium-Term Notes. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes, including a table setting forth repayment information for such Amortizing Notes, and certain United States federal income tax considerations associated with an investment in Amortizing Notes will be specified in the applicable Prospectus Supplement or Pricing Supplement.

Book-Entry Notes

  Upon issuance, all Book-Entry Notes of like tenor and terms up to $200 million aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, a depositary and will be registered in the name of the depositary or a nominee of the depositary. No Global Security may be transferred except as a whole by a nominee of the depositary to the depositary or to another nominee of the depositary, or by the depositary or such nominee to a successor of the depositary or a nominee of such successor. Unless otherwise indicated in the applicable Prospectus Supplement or Pricing Supplement, the depositary for the Book-Entry Notes will be The Depository Trust Company. See "Book-Entry Issuance."

  So long as the depositary or its nominee is the registered owner of a Global Security, the depositary or its nominee, as the case may be, will be the sole holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be enti-tled to receive physical delivery of Certificated Notes and will not be consid-ered the holders thereof for any purpose under the Indenture, and no Global Se-curity representing Book-Entry Notes will be exchangeable or transferable. Ac-cordingly, each Beneficial Owner must rely on the procedures of the depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Secu-rity representing Book-Entry Notes.

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the depositary notifies Capital Markets that it is unwilling or unable to continue as depositary for the Global Securities or Capital Markets becomes aware that the depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case, Capital

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

Markets will not have appointed a successor to the depositary within 90 days thereafter, (ii) Capital Markets, in its sole discretion, determines that the Global Securities will be exchangeable for Certificated Notes or (iii) an Indenture Event of Default (or event that with the giving of notice or lapse of time would constitute an Indenture Event of Default) has occurred and is continuing with respect to the Medium-Term Notes under the Indenture. Upon any such exchange, the Certificated Notes will be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names will be provided by the depositary's relevant Participants (as identified by the depositary) to the Indenture Trustee.

Special Provisions Relating to Foreign Currency Notes

  General. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the applicable currency. The information set forth in this Prospectus is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. The applicable Prospectus Supplement or Pricing Supplement will describe certain United Stated federal income tax considerations associated with an investment in Foreign Currency Notes. Capital Markets and the agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal and any premium or interest on Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

  Payment of Principal and Any Premium or Interest.

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, Capital Markets is obligated to make payments of principal and any premium or interest on a Foreign Currency Note in the Specified Currency. Any such amounts payable by Capital Markets in the Specified Currency will be converted by the exchange rate agent named in the applicable Prospectus Supplement or Pricing Supplement (the "Exchange Rate Agent") into United States dollars for payment to holders unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement or the holder of such Foreign Currency Note elects to receive, in the manner hereinafter described, such amounts in the Specified Currency.

  Any United States dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in New York City received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by Capital Markets for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

  Holders of Foreign Currency Notes may elect to receive all or a specified portion of any payment of principal and any premium or interest in the Specified Currency by submitting a written request for such payment to the Indenture Trustee at its corporate trust office in New York City on or prior to the applicable Record Date or at least 15 calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of Foreign Currency Notes may elect to receive all or a specified

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

portion of all future payments in the Specified Currency and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Indenture Trustee, but written notice of any such revocation must be received by the Indenture Trustee on or prior to the applicable Record Date or at least 15 calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, if the Specified Currency is other than United States dollars, a Beneficial Owner of the related Global Security or Securities which elects to receive payments of principal and any premium or interest in the Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least 15 calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the depositary of such election on or prior to the third Business Day after such Record Date or at least 12 calendar days prior to the Maturity Date, as the case may be, and the depositary will notify the Indenture Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the depositary, and by the depositary to the Indenture Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the Specified Currency.

  Payments of the principal and any premium or interest on Foreign Currency Notes that are to be made in United States dollars will be made in the manner specified herein with respect to Medium-Term Notes denominated in United States dollars. See "--General." Any payments of interest on Foreign Currency Notes that are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Medium-Term Notes--General." Payments of principal and any premium or interest on Foreign Currency Notes that are to be made in the Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by each holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the office or agency maintained by Capital Markets for such purpose in the Borough of Manhattan, New York City, which currently is the corporate trust office of the Indenture Trustee, in time for the Indenture Trustee to make such payments in such funds in accordance with its normal procedures.

  Availability of Specified Currency.

  Except as set forth below, if the Specified Currency for a Foreign Currency
Note is not available for the required payment of principal and any premium or interest in respect thereof due to the imposition of exchange controls or other circumstances beyond the control of Capital Markets, Capital Markets will be entitled to satisfy its obligations to the holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate, computed by the Exchange Rate Agent, on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable Prospectus Supplement or Pricing Supplement.

  If the Specified Currency for a Foreign Currency Note is a composite currency that is not available for the required payment of principal and any, premium or interest in respect thereof due to

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

the imposition of exchange controls or other circumstances beyond the control of Capital Markets, Capital Markets will be entitled to satisfy its obligations to the holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (the "Component Currencies") will be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars will be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies will be determined by the Exchange Rate Agent on the basis of the Market Exchange Rate on the second Business Day prior to the required payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Prospectus Supplement or Pricing Supplement.

  If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency will be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, then the amounts of those currencies as Component Currencies will be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, then the amount of the original Component Currency will be replaced by the amounts of such two or more currencies, the sum of which will be equal to the amount of the original Component Currency.

  The "Market Exchange Rate" for a Specified Currency other than United States dollars means the noon dollar buying rate in New York City for cable transfers for such Specified Currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a Specified Currency other than United States dollars will not constitute an Indenture Event of Default under the Indenture with respect to the Medium-Term Notes.

  All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

  Judgments.

  Under current New York law, a state court in the State of New York rendering a judgment in respect of a Foreign Currency Note would be required to render such judgment in the Specified Currency, and such foreign currency judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of such judgment. Accordingly, the foreign currency judgment would be subject to exchange rate fluctuations between the date of entry of such foreign currency judgment and the time the amount of such foreign currency judgment is paid to such holder in United States dollars and converted by such holder into the Specified Currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

  Capital Markets will indemnify the holder of any Note against any loss incurred by such holder as a result of any judgment or order being given or made for any amount due under such Note and such judgment or order requiring payment in a currency or composite currency (the "Judgment Currency") other than the Specified Currency, and as a result of any variation between (i) the rate of exchange at which the Specified Currency amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange at which the holder of such Note, on

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

the date of payment of such judgment or order, is able to purchase the Specified Currency with the amount of the Judgment Currency actually received by such holder, as the case may be.

Modification of Indenture

  From time to time, Capital Markets, NiSource and the Indenture Trustee may modify the Indenture without the consent of any holders of Medium-Term Notes with respect to certain matters, including:

    (i) to evidence the succession of another corporation to Capital Markets or NiSource and the assumption by any such successor of the covenants of Capital Markets or NiSource in the Indenture and the Medium-Term Notes;

    (ii) to add to the covenants of Capital Markets and NiSource for the benefit of the holders of the Medium-Term Notes, or to surrender any right or power therein conferred upon Capital Markets or NiSource;

    (iii) to add any additional events of default;

    (iv) to add or change any provisions of the Indenture to facilitate the issuance of bearer securities;

    (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there is no security outstanding of any series prior to the execution of such modification that is entitled to the benefit of such provision;

    (vi) to establish the form or terms of securities of any series and any related coupons as permitted by the Indenture;

    (vii) to secure the Medium-Term Notes;

    (viii) to evidence or provide for the acceptance of appointment of a successor trustee with respect to the securities of one or more series, to contain such provisions necessary or desirable to confirm that all the rights, powers, trusts and duties that the predecessor trustee is not retiring will continue to be vested in the predecessor trustee, and to add to or change any Indenture provisions necessary to provide for or facilitate the administration of the trusts by more than one trustee;

    (ix) to cure any ambiguity or correct or supplement any provision that may be defective or inconsistent with any other provision of the Indenture, provided that such action will not adversely affect the interests of the holders of the Medium-Term Notes in any material respect;

    (x) to effect the assumption by NiSource or one of its subsidiaries of the obligations of Capital Markets under the Indenture; or

    (xi) to conform the Indenture to any amendment of the Trust Indenture
  Act.

  In addition, Capital Markets, NiSource and the Indenture Trustee may modify certain rights, covenants and obligations of Capital Markets and the rights of holders of the Medium-Term Notes under the Indenture with the written consent of the holders of at least a majority in aggregate principal amount of Medium-Term Notes. However, unless each affected holder of Medium-Term Notes consents, Capital Markets, NiSource and the Indenture Trustee may not change the maturity of the Medium-Term Notes, reduce the interest rate or extend the time for payment of interest, change the optional redemption or repurchase provisions in a manner adverse to any holder of Medium-Term Notes, otherwise modify the terms of payment of the principal of, or interest on, the Medium-Term Notes or reduce the percentage required for modification of the Indenture or to consent to any waiver thereunder.

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

Information Concerning the Indenture Trustee

  Except during the continuance of an Indenture Event of Default with respect to Medium-Term Notes of any series, the Indenture Trustee undertakes to perform, with respect to Medium-Term Notes of such series, only such duties of the Indenture Trustee as are specifically set forth in the Indenture, and no implied covenants or obligations shall be read into the Indenture against the Indenture Trustee, and in the absence of bad faith on its part, the Indenture Trustee may, with respect to Medium-Term Notes of such series, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of the Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, the Indenture Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of the Indenture. In case an Indenture Event of Default with respect to Medium-Term Notes of any series has occurred and is continuing, the Indenture Trustee shall exercise, with respect to Medium-Term Notes of such series, such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

Governing Law

  The Indenture and the Medium-Term Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Miscellaneous

  NiSource or a subsidiary may directly assume, by a supplemental indenture, the performance of every covenant of the Indenture on the part of Capital Markets to be performed or observed. Upon any such assumption, NiSource or such subsidiary shall succeed to and be substituted for and may exercise every right and power of Capital Markets under the Indenture with the same effect as if NiSource or such subsidiary had been named as Capital Markets therein and Capital Markets shall be released from its liability as obligor on the Medium-Term Notes; provided that, in the case of such assumption by a subsidiary, the Support Agreement is modified so that references to Capital Markets and its Debt therein are changed to, or modified to include, references to such subsidiary and its Debt (including the Medium-Term Notes). No such assumption shall be permitted unless NiSource has delivered to the Indenture Trustee an officers' certificate of NiSource and an opinion of counsel for NiSource, each stating that such assumption and supplemental indenture comply with the Indenture that all conditions precedent therein provided for relating to such transaction have been complied with and, in the event of assumption by a subsidiary, that NiSource's obligations under the Indenture and the Support Agreement (modified as described above) remain in full force and effect.

                      DESCRIPTION OF THE SUPPORT AGREEMENT

  The Support Agreement between Capital Markets and NiSource provides that, during the term of the agreement, NiSource will own all of the voting stock of Capital Markets and that NiSource will cause Capital Markets to have at all times a positive net worth (net assets less intangible assets, if any), as determined in accordance with generally accepted accounting principles. Furthermore, if during the term of the Support Agreement Capital Markets is unable to pay in a timely fashion any principal of or premium or interest on any debt securities issued by Capital Markets or any other obligations of Capital Markets, then NiSource will provide to Capital Markets, at the request of Capital Markets or any person, firm or corporation to which Capital Markets is indebted for money borrowed or otherwise (each, a "lender"), funds to make such payments.

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

  The Support Agreement also provides that any lender to Capital Markets will have the right to demand that Capital Markets enforce its rights against NiSource under the Support Agreement. If Capital Markets fails or refuses to act in a timely manner to enforce those rights, or if Capital Markets defaults in the timely payment of principal of or premium or interest on any debt owed to a lender, then that lender may proceed directly against NiSource to enforce Capital Markets' rights under the Support Agreement or to obtain payment of such defaulted principal, premium or interest. In no event, however, will a lender have any recourse to or against the stock or assets of Northern Indiana, or against any interest of Capital Markets or NiSource therein.

  In enforcing the rights of Capital Markets or any of its lenders under the Support Agreement, the assets of NiSource (other than the stock and assets of Northern Indiana) are available as recourse to any lender or holder of Capital Markets' debt. These assets include cash dividends paid to NiSource by any of its subsidiaries (including dividends paid by Northern Indiana). The carrying value of the assets of NiSource other than the assets of Northern Indiana reflected in the consolidated financial statements of NiSource at March 31, 1999 was approximately $2.6 billion.

  For purposes of the Support Agreement, each holder of a Debenture and each holder of a Medium-Term Note would be considered a "lender." Funds to pay the principal of and interest on the Debentures and on the Medium-Term Notes pursuant to the Support Agreement would come from earnings in the form of dividends paid to NiSource by Northern Indiana and the other subsidiaries of NiSource and the proceeds of refinancing transactions. During the next few years, it is expected that the majority of NiSource's earnings that ultimately would be available to pay the principal of and interest on the Debentures and the Medium-Term Notes will depend upon dividends paid to NiSource by Northern Indiana. Under its indenture of mortgage, Northern Indiana may not declare or pay any dividends on any class of capital stock (other than preferred or preference stock) except out of Northern Indiana's earned surplus or net profits. At March 31, 1999, Northern Indiana had approximately $158.5 million of retained earnings (earned surplus) available for the payment of dividends. Future dividends payable by Northern Indiana to NiSource will depend upon adequate retained earnings, adequate future earnings and the absence of adverse developments. In addition, since NiSource is a holding company, the right of its creditors, including holders of the Debentures and the Medium-Term Notes, to participate in any distribution of the assets of any subsidiary (other than Capital Markets) upon that subsidiary's liquidation or reorganization or otherwise necessarily will be subject to the prior claims of creditors of that subsidiary, except to the extent that NiSource's claims as a creditor may be recognized. Northern Indiana's indenture of mortgage does not limit the amount of indebtedness that Capital Markets, NiSource or any of NiSource's other subsidiaries may incur.

  NiSource and Capital Markets may amend or terminate the Support Agreement at any time by written amendment or agreement, provided that (i) any amendment affecting the terms described above may be made only with the advance written consent of all of Capital Markets' lenders, (ii) any amendment to any other term of the Support Agreement that would adversely affect the rights of the lenders may be made only with the advance written consent of all lenders affected by such amendment and (iii) the Support Agreement may not be terminated until all of Capital Markets' debt obligations, including its obligations under the Debentures and the Medium-Term Notes, have been fully paid and satisfied.

  The Support Agreement is governed by, and will be construed and interpreted in accordance with, the laws of the State of Indiana.

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                              BOOK-ENTRY ISSUANCE

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the securities, including the Debentures, the Preferred Securities, the Stock Purchase Contracts, the Stock Purchase Units and the Medium-Term Notes, may be issued in whole or in part in global form ("Global Securities"). Such Global Securities may be issued only in fully registered form and in either temporary or permanent form. Specific terms for each security described in this Prospectus will be set forth in the applicable Prospectus Supplement or Pricing Supplement relating to that security.

  Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, the depositary for the Global Securities will be The Depository Trust Company ("DTC").

  The Global Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Securities will be issued for each issue of securities, each in the aggregate principal or stated amount of such issue, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of securities under DTC's system must be made by or through Direct Participants, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owners entered into the transactions. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

  To facilitate subsequent transfers, all Global Securities that are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

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

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC will mail an Omnibus Proxy to NiSource (in the case of Stock Purchase Contracts or Stock Purchase Units), Capital Markets (in the case of Debentures or Medium-Term Notes) or the Trust (in the case of the Preferred Securities) as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

  Redemption proceeds, distributions, principal payments and any premium, interest or other payments on the Global Securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, NiSource, the Trust, the applicable Trustee or the purchase contract agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of NiSource and the purchase contract agent (in the case of payments under the Stock Purchase Contracts), Capital Markets and the applicable paying agent (in the case of Debentures or Medium-Term Notes) or the Trust and the applicable paying agent (in the case of the Preferred Securities), disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

  If applicable, redemption notices will be sent to Cede & Co. If less than all of the securities of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed. Any Preferred Securities to be redeemed will be selected by DTC on a pro rata basis in accordance with DTC's customary procedures.

  A Beneficial Owner will give notice of any option to elect to have its interest in a Global Security repaid by Capital Markets, through its Participant, to the Indenture Trustee, and will effect delivery of such interest by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities on DTC's records, to the Indenture Trustee. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities are transferred by Direct Participants on DTC's records.

  DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information of the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its Participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  The foregoing information with respect to DTC has been provided to its Participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

  DTC may discontinue providing its services as securities depositary with respect to the Global Securities at any time by giving reasonable notice to the applicable issuer or the applicable trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

  NiSource, Capital Markets or the Trust, as the case may be, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates for the securities will be printed and delivered.

  The information in this section concerning DTC and DTC's system has been obtained from sources that Capital Markets, the Trust and NiSource believe to be reliable, but Capital Markets, the Trust and NiSource take no responsibility for the accuracy thereof.

                              PLAN OF DISTRIBUTION

  NiSource, Capital Markets or the Trust may sell securities through agents or dealers, to or through underwriters and directly to investors. Furthermore, the distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement or Pricing Supplement will describe the method of distribution of the offered securities.

  Agents designated by Capital Markets may solicit offers to purchase Medium-Term Notes from time to time. The applicable Prospectus Supplement or Pricing Supplement will name any such agent involved in the offer or sale of the Medium-Term Notes and set forth any commissions payable to such agent. Unless otherwise indicated in such Prospectus Supplement or Pricing Supplement, any such agent will act on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter (as that term is defined in the Securities Act) of the Medium-Term Notes so offered and sold.

  If securities are sold by means of an underwritten offering, NiSource, Capital Markets and/or the Trust will execute an underwriting agreement with an underwriter or underwriters once an agreement for such sale is reached. The applicable Prospectus Supplement will set forth the names of the managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation payable to the underwriters and any dealers. For any sale of securities involving underwriters, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices to be determined at the time of sale by the underwriters and NiSource, Capital Markets or the Trust, as the case may be. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all securities being sold if any are purchased.

  NiSource, Capital Markets or the Trust, as the case may be, may grant to the underwriters options to purchase additional securities, to cover any over-allotments, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the applicable Prospectus Supplement. Such Prospectus Supplement will set forth the terms of such over-allotment option.

  If securities are sold through a dealer, then NiSource, Capital Markets or the Trust, as the case may be, will sell all of such securities to the dealer as principal. The dealer then may resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter (as that term is defined in the Securities Act) of the securities so offered and sold. The applicable Prospectus Supplement will set forth the name of the dealer and the terms of the transaction.

  NiSource, Capital Markets or the Trust, as the case may be, may solicit offers to purchase securities directly from investors, institutional or otherwise. Such investors may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities so offered and sold. In such event, the applicable Prospectus Supplement will set forth the name of the investor and the terms of such transaction.

  Securities also may be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for NiSource, Capital Markets or the Trust, as applicable. The applicable Prospectus Supplement will identify any remarketing firm and its compensation and will describe the terms of its agreement, if any, with NiSource, Capital Markets or the Trust. Remarketing firms may be deemed to be underwriters (as that term is defined in the Securities Act) in connection with the securities remarketed.

  If so indicated in the applicable Prospectus Supplement, NiSource, Capital Markets or the Trust, as the case may be, may authorize agents and underwriters to solicit from certain institutions offers to purchase the securities pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Each such delayed delivery contract will be for an amount not less than, and the amount of securities sold pursuant to such contract will be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement. Such Prospectus Supplement will indicate any commission payable to underwriters and agents soliciting offers to purchase securities pursuant to delayed delivery contracts that are accepted by NiSource, Capital Markets or the Trust, as the case may be.

  Agents, underwriters, dealers and remarketing firms may be entitled to indemnification by NiSource, Capital Markets or the Trust, as the case may be, pursuant to agreements made with NiSource, Capital Markets or the Trust. Such agreements may indemnify such agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

  Each series of securities will be a new issue and will have no established trading market, except for the Common Shares, which are listed on the NYSE, the CSE and the PE. Capital Markets or the Trust may elect to list any series of securities on an exchange, or NiSource may elect to list the Common Shares on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, none of NiSource, Capital Markets or the Trust will be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

  Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for NiSource, Capital Markets and NiSource's subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for Capital Markets, NiSource and the Trust by Schiff Hardin & Waite, Chicago, Illinois. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Declaration and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A.

                                    EXPERTS

  The consolidated financial statements and schedules of NiSource and its subsidiaries incorporated by reference in this Prospectus from NiSource's 1998 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Prospectus in reliance upon the authority of such firm as experts in giving such reports.

  The consolidated financial statements of Bay State and its subsidiaries incorporated by reference in this Prospectus from Bay State's 1998 Annual Report on Form 10-K have been audited by KPMG LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing. The report of KPMG LLP covering the September 30, 1998 financial statements contains an explanatory paragraph that states that Bay State changed its method of recognizing actuarial gains and losses for postretirement benefit plans during the year ended September 30, 1998.

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 No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the PURS offered hereby, but only under circumstance and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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
                                                                        Page
                                                                        -----
                               TABLE OF CONTENTS

                             Prospectus Supplement

About this Prospectus Supplement.......................................   S-2
Forward-Looking Information............................................   S-2
The Companies..........................................................   S-2
Recent Development.....................................................   S-3
Risk Factor............................................................   S-3
Use of Proceeds........................................................   S-4
Selected Financial Data................................................   S-4
Ratio of Earnings to Fixed Charges.....................................   S-5
Description of PURS....................................................   S-6
Certain United States Federal Income Tax Considerations................  S-14
Underwriting...........................................................  S-18
Validity of the PURS...................................................  S-19
Experts................................................................  S-19

                                  Prospectus

Prospectus Summary.....................................................     3
Available Information..................................................     6
Incorporation of Certain Documents by Reference........................     6
Forward-Looking Information............................................     7
NiSource...............................................................     7
Capital Markets........................................................     9
The Trust..............................................................     9
Ratio of Earnings to Fixed Charges.....................................    10
Use of Proceeds........................................................    11
Description of the Debentures..........................................    11
Description of the Preferred Securities................................    21
Description of the Guarantee...........................................    31
Relationship Among the Preferred Securities, the Debentures and the
 Guarantee.............................................................    34
Description of the Common Shares.......................................    36
Description of the Stock Purchase Contracts and the Stock Purchase
 Units.................................................................    40
Description of the Medium-Term Notes...................................    40
Description of the Support Agreement...................................    65
Book-Entry Issuance....................................................    67
Plan of Distribution...................................................    69
Legal Matters..........................................................    71
Experts................................................................    71

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                                 $160,000,000

                               NiSource Capital
                                 Markets, Inc.

                           Puttable Reset Securities
                               PURS/SM/ due 2010

                     Entitled to the Benefit of a Support
                      Agreement Providing for the Payment
                         of Principal and Interest by

                                 NiSource Inc.

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------


                             Goldman, Sachs & Co.

                               Barclays Capital


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